UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 11-K

(Mark One)
☒      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017
or

☐         TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 1-7657

A.           Full title of the plan and the address of the plan, if different from that of the issuer named below:

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN

B.             Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

AMERICAN EXPRESS COMPANY

200 Vesey Street
 New York, New York 10285

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule

*
Other supplemental schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable or not required.

Report of Independent Registered Public Accounting Firm

To the Administrator of the American Express Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of American Express Retirement Savings Plan (the “Plan”) as of December 31,2017 and December 31,2016 and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, including the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and December 31, 2016, and the changes in net assets available for benefits for the year ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on the Plan’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedule of assets (held at end of year) as of December 31, 2017 and the schedule of assets (acquired and disposed of within year) for the year ended December 31, 2017 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements.  The supplemental schedules are the responsibility of the Plan’s management.  Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 20, 2018

We have served as the Plan’s auditor since 2006.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
as of December 31, 2017 and 2016

(Thousands)	2017	2016
Assets
Investments, at fair value:
Money market funds	$55,811	$55,245
Corporate debt instruments	91,782	76,738
Common stocks	2,074,740	1,777,962
U.S. Government and agency obligations	167,456	168,684
Common/collective trusts	1,311,735	860,605
Mutual funds	720,064	747,142
Self-directed brokerage accounts	147,313	134,956
Other investments	130,301	92,912
Total investments, at fair value	4,699,202	3,914,244

Fully benefit responsive investment contracts, at contract value	529,458	553,762
Due from brokers	2,526	4,611
Cash (non-interest bearing)	2,857	86
Receivables:
Notes receivable from participants	79,947	78,998
Investment income accrued	2,902	2,570
Employer contributions:
Profit sharing	109,553	47,070
Other than profit sharing	26,975	21,712
Total Assets	5,453,420	4,623,053

Liabilities
Accrued expenses	2,734	2,294
Due to brokers	4,476	2,558
Total Liabilities	7,210	4,852
Net assets available for benefits	$5,446,210	$4,618,201

See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statement of Changes in Net Assets Available for Benefits
for the Year Ended December 31, 2017

(Thousands)	2017
Contributions
Employer
Profit sharing	$109,563
Other than profit sharing	132,071
Employee	164,662
Rollovers	16,664
Total contributions	422,960

Investment income
Net appreciation of investments	803,428
Interest and dividends	61,532
Other income	685
Total investment income	865,645

Interest on notes receivable from participants	3,476
Total additions to net assets	1,292,081

Withdrawal payments	(450,775)
Administrative expenses	(13,297)
Total deductions to net assets	(464,072)

Net increase in net assets available for benefits	828,009

Net assets available for benefits at beginning of year	4,618,201
Net assets available for benefits at end of year	$5,446,210

See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

1.	Description of the Plan

General

The American Express Retirement Savings Plan (the “Plan”), which became effective June 11, 1973, is a defined contribution pension plan.  Under the terms of the Plan, regular full-time and certain part-time employees of American Express Company and its participating subsidiaries (the “Company”) can make elective contributions to the Plan beginning as soon as practicable after their date of hire and are eligible to receive Company contributions, if any, upon completion of six months of service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The following is not a comprehensive description of the Plan, and therefore does not include all situations and limitations covered by the Plan.  The Plan Document is the exclusive governing document and should be referred to for more complete information.

Administration

Wells Fargo Bank, N.A. is the Trustee and Recordkeeper for the Plan.  The Plan is administered by the Company’s Employee Benefits Administration Committee (“EBAC”) and the Company’s Retirement Savings Plan Investment Committee (“RSPIC”).  The Plan Document requires that the American Express Company Stock Fund be offered as an investment option, subject to compliance with ERISA.  RSPIC has the power to select the other investment options available under the Plan and the manner in which these investment options are invested.  Subject to Plan limits, RSPIC also has the power to appoint investment managers to make investment decisions.  Under the terms of the Plan Document, the members of EBAC and RSPIC are appointed by the Company’s Vice President, Benefits & Mobility.

Compensation

The participant compensation (commonly referred to as “Total Pay”) that is used in the calculation of Plan contributions generally includes an employee’s base pay plus overtime, shift differentials, most commissions and most incentives.  For participants above certain salary grades, as defined by the Plan, Total Pay does not include any incentive pay which, in the aggregate, is in excess of one times their base salary when calculating Company contributions.

For purposes of the Plan, compensation is limited to a participant’s regular cash remuneration up to a maximum of $270,000 in 2017 and $265,000 in 2016, before tax deductions and certain other withholdings.

Contributions

The Plan currently provides for the following contributions:

Elective Contributions
Each pay period, participants may make Before-Tax Contributions, Roth Contributions, and/or After-Tax Contributions up to 10% of eligible compensation, or a combination thereof, not to exceed 80% of their Total Pay, to the Plan through payroll deductions. Roth Contributions are a special type of after-tax contribution and are subject to most of the same rules as Before-Tax Contributions. The Internal Revenue Code of 1986, as amended (the “Code”) imposes a limitation that is adjusted annually for cost of living increases on participants’ pre-tax and Roth contributions to plans which are qualified under Code Section 401(k) and other specified tax favored plans. For both 2017 and 2016, this limit was $18,000 for participants under age 50 and $24,000 for participants age 50 or older. The Plan complied with non-discrimination requirements under the Code during 2017 and 2016 by utilizing the safe harbor design for deferrals and matching contributions in accordance with Sections 401(k)(12) and 401(m)(11) of the Code.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Eligible employees hired for the first time on or after January 1, 2017 are automatically enrolled to make Before-Tax Contributions equal to 3% of base pay, with a 1% automatic increase each year until the rate reaches 10%, unless the employee makes an alternative election to contribute at a different rate or opt out of automatic enrollment.

Company Matching Contributions
Effective January 1, 2017, the Company matches 100% of a participant’s Before-Tax Contributions and/or Roth Contributions up to 6% of Total Pay after a participant’s completion of six months of service.  For 2016, the Company Matching Contribution was capped at 5% of Total Pay.

Profit Sharing Contributions
Upon a participant’s completion of six months of service, additional Company contributions may be made annually at the Company’s discretion which can be based, in part, on the Company’s performance. Participants must be employed on the last working day of the Plan year (or be disabled under the terms of the Plan) to be eligible for any Profit Sharing Contributions made for that Plan year.  Profit Sharing Contributions to eligible participants are made regardless of whether the eligible participant contributes to the Plan. Profit Sharing Contributions comprised 5.50% and 2.50% of eligible participants’ Total Pay in 2017 and 2016, respectively.

Qualified Non-Elective Contributions
The Company may make Qualified Non-Elective Contributions (“QNEC”). A QNEC is a discretionary, fully vested contribution. The Company may designate all or part of a Company profit sharing contribution as a QNEC. Alternatively, the Company may, in its sole discretion, make an additional contribution designated as a QNEC. Any QNECs are fully vested when made and distributable only under circumstances that permit distributions of Before-Tax Contributions or Roth Contributions (excluding hardship withdrawals). QNECs may be allocated as a uniform percentage of eligible compensation for designated employees and may be restricted to only such employees employed on the last day of the Plan year. Alternatively, the Company may direct that QNECs be allocated among specifically designated non-highly compensated employees in varying percentages of compensation as permitted by law.

Conversion Contributions
For eligible employees on the Company’s United States payroll or on unpaid leave of absence on July 1, 2007 and who generally commenced service prior to April 1, 2007, the Company makes Conversion Contributions equal to a percentage of compensation. The amount of the participant’s Conversion Contributions is based on his/her projected attained age plus completed years of service with the Company as of December 31, 2008.  Conversion Contributions range from 0.5% to 8.0% of Total Pay.  Effective January 1, 2018, the Company will phase out Conversion Contributions.  No Conversion Contributions will be provided for periods after December 31, 2018.

Disability Contributions
Certain qualifying participants who become disabled, as defined by the Plan Document, are eligible to receive contributions similar to Company Conversion, Profit Sharing and/or Matching Contributions.

Transfer of Account Balances
A participant’s account balance may be transferred among the Plan’s investment options upon receipt of instructions from the participant. Account balances may be allocated among the Plan’s investment options on a daily basis.

Participant Rollovers
A rollover contribution is a transfer to the Plan of a qualified distribution in accordance with the provisions of the Plan. Rollovers are accepted into the Plan, but are not subject to Company contributions.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

In-Plan Roth Conversions
The Plan allows for in-Plan Roth conversions.

Vesting
Participants are immediately vested in their elective Before-Tax, Roth and After-Tax Contributions and rollovers, if any, as well as the investment earnings on the foregoing. Other contributions become vested as set forth below:

Company Matching Contributions
Company Matching Contributions and investment earnings thereon are immediately 100% vested.

Discretionary Profit Sharing Contributions
Profit Sharing Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.

Qualified Non-Elective Contributions
QNECs are immediately 100% vested and investment earnings thereon are immediately 100% vested.

Conversion Contributions
Conversion Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.

Disability Contributions
Disability Contributions are immediately 100% vested.

Forfeitures
Forfeitures of terminated participants’ non-vested accounts, as well as amounts attributable to outstanding checks as to which the payee cannot be located, are used to pay Plan expenses or to reduce future Company contributions.  Amounts attributable to uncashed checks may, in accordance with EBAC’s direction, be allocated wholly or partly to a reserve to cover future claims for these benefits or be treated in accordance with the normal rules for forfeitures. Forfeited non-vested balances were $1.1 million and $1.0 million as of December 31, 2017 and 2016, respectively. Accrued 2017 Profit Sharing Contributions made to the Plan in March 2018 were reduced by $0.8 million from forfeited account balances. Profit Sharing Contributions made to the Plan in March 2017 were reduced by $0.6 million from forfeited account balances.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts and Plan assets will be distributed in accordance with the Plan Document.

Notes Receivable from Participants
Notes receivable from participants (loans) are carried at their unpaid principal balance plus any accrued but unpaid interest.  Participants are allowed to apply for a loan from the Plan for a minimum amount of $500 up to the lesser of $50,000 or 50% of their vested balance, subject to certain restrictions set forth in the Plan and the Code.  General purpose loans are limited to terms of 59 months.  Loans to purchase a principal residence have a maximum term of 359 months.  Loan repayment amounts, including principal and interest, are deducted each pay period and allocated to participants’ investment accounts in accordance with the election in effect for new contributions at the time of repayment.  Terminated participants who have an outstanding loan may make arrangements with the Recordkeeper to pay the loan in full, or make installment payments.  If arrangements are not made for the payment of the outstanding loan balance, the loan amount will be considered in default and the outstanding loan balance will be offset from the account balance, subject to income tax regulations.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Loans are collateralized by the participant’s remaining vested account balance and the interest rate is fixed for the life of the loan.  The interest rate determination is based on the prime rate plus one percentage point.  In the event of a loan default, the loan is treated as a deemed distribution (i.e., as an early withdrawal of funds from the Plan for tax purposes), which subjects the participant to income tax plus any penalties imposed by the Code based on the loan balance.  If the participant is still employed, the loan balance remains outstanding as an obligation of the participant until it is either repaid or the participant terminates employment.  In the event of a termination, either voluntary or involuntary, the loan may be deducted from the participant’s Plan account balance.  Loans outstanding to participants at December 31, 2017, carried interest rates varying from 3.25% to 9.50% and will mature at various dates through November 2047.

Tax Deferrals
As long as the Plan remains qualified and the related Trust (the “Trust”) remains tax exempt, amounts invested in the Plan through Before-Tax Contributions and Company contributions and rollovers, as well as the investment earnings on such amounts, are not subject to federal income tax until distributed to the participant. After-Tax Contributions are taxed when contributed, with earnings taxed upon distribution. Roth Contributions are taxed when contributed, and earnings on Roth Contributions and rolled-in Roth amounts qualify for tax-free distribution if a participant (i) reaches age 59-1/2, dies or becomes disabled (as defined by federal law) and (ii) has a Roth Contribution account with the Plan (or another plan from which a direct rollover of Roth contributions is received) for at least five taxable years. If those conditions are not met, earnings on Roth Contributions are taxed when distributed. Amounts that are converted to Roth status through an in-plan Roth conversion are taxed when converted (with the exception of After-Tax Contributions; however, earnings on After-Tax Contributions are subject to tax when converted), and thereafter are subject to the Roth taxation rules.

Distributions and Withdrawals
Upon termination of employment due to disability, death or retirement at or after attainment of the Plan’s normal retirement age (65), participants or their beneficiaries are fully vested and eligible to receive a distribution of the full value of their accounts. If employment ends for other reasons, participants are eligible to receive a distribution of their vested account balance. When employment ends, participants (or their beneficiaries) may elect to receive their vested balance as a lump sum cash amount, American Express Company common shares, if applicable, shares of any investment available through the Self-Directed Brokerage Account (“SDA”), if applicable, or a combination of cash and shares. If the account balance is greater than $1,000, a participant may elect to defer distribution until April 1st of the year following the year in which the participant attains age 70-1/2. If the account balance is $1,000 or less, a distribution will be made in a lump sum following the end of employment. Participants may request a withdrawal of all or a portion of their vested account balance subject to limitations under the terms of the Plan and certain tax penalties imposed by the Code. Distributions and withdrawals are recorded when paid. Distributions may be rolled over to a qualified Individual Retirement Account (“IRA”) or other qualified employer retirement plan, if that plan allows rollovers.

Expenses
The Company, in its discretion, may pay certain administrative expenses, with any expenses not paid by the Company being charged to the Plan.  Expenses related to separately managed investment funds are generally paid out of the applicable investment funds.  Fees, commissions, and other charges and administrative expenses that are attributable to the investment funds as a whole are generally paid from the Plan. All such expenses that are paid by the Plan are included within the administrative expenses on the Statement of Changes in Net Assets Available for Benefits.  Fees and expenses incurred indirectly by the Plan from the underlying mutual funds and collective trusts in which the Plan may invest are not included in the Statement of Changes in Net Assets Available for Benefits as expenses, but reduce the asset value of that mutual fund or collective trust.  Additional expenses are associated with the SDA, and participants electing to invest through the SDA are charged directly for these fees through their SDA.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Effective January 1, 2016, Wells Fargo Institutional Retirement & Trust reduced fees charged to the Plan for recordkeeping of participant accounts, as well as trust and custody of plan assets, and the Plan’s fee structure was changed to provide for a flat per-participant fee rather than an asset-based fee for recordkeeping services. Also effective January 1, 2016, the Plan’s investment adviser, NEPC, LLC restructured its fees to receive a higher proportion of its compensation in the form of a flat fee and reduced the asset-based fees charged to the Plan’s Retirement Funds, and the fee was renegotiated and reduced effective July 2017.  Additionally, as described in Note 8, the Plan reimburses the Company for direct expenses (salary and benefit costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent providing services to the Plan.

2.	Summary of Significant Accounting Policies

Use of Estimates

The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Accounting estimates are an integral part of the financial statements. These estimates are based, in part, on management’s assumptions concerning future events. Among the more significant assumptions are those that relate to fair value measurements. These accounting estimates reflect the best judgment of management, but actual results could differ.

Investment Valuation and Income Recognition

Investments are generally reported at fair value, with the exception of fully benefit responsive investment contracts, which are reported at contract value.  Investments traded on securities exchanges, including common and preferred stocks, are valued at the year-end closing market prices or, in the absence of a closing price, the last reported trade price at the financial statement date. The fair value of the Plan’s corporate debt instruments, U.S. Government and agency securities, municipal bonds and foreign bonds, is valued using a variety of observable market inputs, depending on the type of security being priced, and are obtained from pricing services engaged by the Plan’s Trustee.  See Note 3 (Fair Value Measurements) for a detailed discussion of the valuation techniques.

Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis.  As required by the Plan, all dividend and interest income is reinvested into the same investment option in which the dividends and interest income arose, provided that restrictions may apply to investments held under the SDA, and with the exception of the American Express Company Stock Fund, which is an investment option and an Employee Stock Ownership Plan (“ESOP”).  The ESOP holds shares of American Express Company stock on behalf of participants.  Dividends are automatically reinvested in the American Express Company Stock Fund, unless participants elect that the dividends paid with respect to their interest in the fund be distributed in cash.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Subsequent Events

The Plan has evaluated subsequent events for potential recognition and disclosure through the date the financial statements were issued. There were no subsequent events to report.

Recently Issued Accounting Standards

There were no recently issued accounting standards applicable to the Plan to report through the date the financial statements were issued.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

3.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date, based on the Plan’s principal or, in the absence of a principal, most advantageous market for the specific asset or liability.

GAAP provides for a three-level hierarchy of inputs to valuation techniques used to measure fair value, defined as follows:

•	Level 1 – Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan can access.

•
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:

–	Quoted prices for similar assets or liabilities in active markets;
–	Quoted prices for identical or similar assets or liabilities in markets that are not active;
–	Inputs other than quoted prices that are observable for the asset or liability; and
–	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3 – Inputs that are unobservable and reflect the Plan’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).

The Plan monitors the market conditions and evaluates the fair value hierarchy levels at least annually. For any transfers in and out of the levels of the fair value hierarchy, the Plan elects to disclose the fair value measurement at the beginning of the reporting period during which the transfer occurred.

The Plan, in partnership with a third-party, corroborates the prices provided by its Trustee’s pricing services to test their reasonableness by comparing their prices to valuations from different pricing sources as well as comparing prices to the sale prices received from sold securities. In instances where price discrepancies are identified between different pricing sources, the Plan would evaluate such discrepancies to ensure that the prices used for its calculation represent the fair value of the underlying investment securities.

Financial Assets Carried at Fair Value
Financial assets disclosed in the tables below represent two types of assets. Assets held in funds (either mutual funds or common/collective trusts) are disclosed in the table according to the appropriate fund category (the underlying securities of those funds are not disclosed separately).  Assets held in separate accounts (which are wholly owned by the Plan) are disclosed according to the appropriate category of the individual securities of those separately managed accounts; these individual securities include common stocks and fixed income securities.  As such, the classification of financial assets in the table does not correspond to the classification of the investment options available to Plan participants, as discussed in Note 4 (Investments).

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2017:
Description (Thousands)	Total	Level 1	Level 2
Money market funds	$55,811	$55,811	$	―
Corporate debt instruments	91,782	―		91,782
Common stocks	2,074,740	2,074,740		―
Common/Collective trusts	806,203	―		806,203
U.S. Government and agency obligations	167,456	―		167,456
Mutual funds	720,064	720,064		―
Self-directed brokerage accounts	147,313	147,313		―
Other investments	130,301	―		130,301
Total assets in the fair value hierarchy	$4,193,670	$2,997,928		$1,195,742
Common/collective trusts measured at net asset value ("NAV")	505,532
Total investments, at fair value	$4,699,202

The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2016:
Description (Thousands)	Total	Level 1	Level 2
Money market funds	$55,245	$55,245	$	―
Corporate debt instruments	76,738	―		76,738
Common stocks	1,777,962	1,777,962		―
Common/Collective trusts	672,722	―		672,722
U.S. Government and agency obligations	168,684	―		168,684
Mutual funds	747,142	747,142		―
Self-directed brokerage accounts	134,956	134,956		―
Other investments	92,912	―		92,912
Total assets in the fair value hierarchy	$3,726,361	$2,715,305		$1,011,056
Common/collective trusts measured at net asset value ("NAV")	187,883
Total investments, at fair value	$3,914,244

There were no transfers between levels for the years ended December 31, 2017 and 2016.

Valuation Techniques Used in the Fair Value Measurement of Financial Assets Carried at Fair Value
For the financial assets measured at fair value on a recurring basis (categorized in the valuation hierarchy table above), the Plan applies the following valuation techniques:

Level 1:
•	Money market funds are valued at NAV, which represents the exit price.
•
Investments in American Express Company common stock, other stock and active publicly traded equity securities are valued at the official closing price of U.S. public exchanges or, if there is no official closing price that day, at the last reported trade price at the financial statement date.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

•
Mutual funds held within the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940. These investments are required to make publicly available the daily NAV of the fund and to transact at this price. Hence, open-end mutual funds transact at quoted prices. In addition, the mutual funds held by the Plan are actively traded.

•	Self-directed brokerage accounts are primarily comprised of common stock and mutual funds and are valued at fair value using the corresponding valuation techniques as previously described.

Level 2:
•
The fair values for the Plan’s corporate debt instruments, U.S. Government and agency obligations (which also include state and local government obligations) and Other investments (asset-backed securities, foreign sovereign debt and private placement bonds), are obtained primarily from pricing services engaged by the Plan’s Trustee. The fair values provided by the pricing service are estimated using pricing models, where the inputs to those models are based on observable market inputs or recent trades of similar securities. The inputs to the valuation techniques applied by the pricing service vary depending on the type of security being priced but are typically benchmark yields, benchmark security prices, credit spreads, prepayment speeds, reported trades, and broker-dealer quotes, all with reasonable levels of transparency.  The Trustee does not apply any adjustments to the pricing models used. In addition, the Plan did not apply any adjustments to the prices received from the pricing services for 2017 and 2016.  The Plan reaffirms its understanding of the valuation techniques used by the Trustee’s pricing services at least annually. The Plan classifies the prices obtained from the pricing services within Level 2 of the fair value hierarchy because the underlying inputs are directly observable from active markets or recent trades of similar securities in inactive markets. However, the pricing models used do entail a certain amount of subjectivity, and therefore differing judgments in how the underlying inputs are modeled could result in different estimates of fair value.

•
Common/collective trusts are investment funds formed by the pooling of investments by institutional investors, such as a group of not necessarily affiliated pension or retirement plans, typically with the intention of achieving cost savings over similar investment options such as mutual funds. Common/collective trusts are similar to mutual funds, with a named investment manager and documented investment objective.  These investments, however, are not registered with the SEC (unlike mutual funds, which are registered with the SEC), and participation is not open to the public.  The NAV is measured by the custodian or investment manager as of the close of regular daily trading and is corroborated with observable inputs provided by pricing services for the securities. To the extent the NAV is made publicly available, these common/collective trusts are classified within level 2 of the fair value hierarchy. For common/collective trusts whose NAVs are communicated only to investors in the trusts and are not publicly available, the NAVs are being used as practical expedient for fair value.

Level 3:
There are no Level 3 securities held by the Plan.
The fair values of the financial instruments are estimates based upon the market conditions and perceived risks as of December 31, 2017 and 2016, and require management judgment. The Plan’s valuation techniques used to measure the fair value of its investments may produce fair values that may not be indicative of a future sale, or reflective of future fair values. The use of different techniques to determine the fair value of these types of investments could result in different estimates of fair value at the reporting date.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

4.	Investments

The investment options available to participants include nine core investment options (the “Core Investment Options”), of which five are actively managed and four are passively managed (also known as index funds).  In addition, target date funds (the “Retirement Funds”) that invest in a mix of the actively managed Core Investment Options based on target retirement dates are also available, and the age-appropriate Retirement Fund for the year in which a participant turns 65 generally serves as the Plan’s “default investment” to the extent a participant does not have a valid investment election on file.  Additional investment options include an SDA and the American Express Company Stock Fund. A participant may currently elect to invest contributions in any combination of investment options in increments of 1% and change investment elections for future contributions on any business day the New York Stock Exchange is open.  Participants are only able to allocate 10% of their future contributions to the American Express Company Stock Fund, and transfers of balances from other investment options into the American Express Company Stock Fund are only permitted to the extent the participant’s investment in the American Express Company Stock Fund after the transfer does not exceed 10% of the participant’s overall Plan balance.  Special rules and restrictions may apply to the SDA.

A brief description of the investment options available to participants at December 31, 2017, is set forth below:

Core Investment Options
RSPIC has created five actively managed Core Investment Options to provide diversified and actively managed options to participants. Four of these actively managed Core Investment Options (The Diversified Bond Fund, The U.S. Large-Cap Equity Fund, The U.S. Small/Mid-Cap Equity Fund, and The International Equity Fund) represent a broad asset class (e.g., U.S. Large-Cap Equity, U.S. Small/Mid-Cap Equity, Bonds, etc.) using several active managers within each Fund. These actively managed Core Investment Options seek to outperform a broad market index by buying and selling a limited number of investments (stocks, bonds, or other investments) using the underlying investment managers’ investment management skills.

The actively managed Stable Value Fund invests in diversified pools of U.S. Government and agency fixed income securities together with book value wrap agreements issued by creditworthy insurance companies or banks with the objective to protect a participant’s original investment while offering a competitive rate of interest with minimum risk.

The Stable Value Fund holds a portfolio of book value wrap contracts that are fully benefit-responsive and comprised of both an investment and a contractual component. The investment component consists of units of common/collective trusts, fixed income strategies and a portfolio of actively managed fixed income securities, referred to as the Stable Value Fund assets. Under the book value wrap contracts, the book value wrap provider is obligated to provide sufficient funds to cover participant benefit withdrawals and certain types of investment transfers regardless of the market value of the Stable Value Fund assets. A portion of the Stable Value Fund assets are held in a separate account at MetLife as a condition for MetLife to provide its life insurance separate account contract, which provides similar participant benefit payments as a book value wrap contract.  The assets in the MetLife separate account are not subject to the liabilities of the general account of MetLife. While the contracts are designed to protect the Stable Value Fund against interest rate risk, the Stable Value Fund is still exposed to risk if issuers of the Stable Value Fund assets default on payment of interest or principal, but this risk is mitigated because the underlying Stable Value Fund assets in the Stable Value Fund bond portfolio are backed by the U.S. government. The contracts may not cover participant benefit payments at contract value upon the occurrence of certain events, described below, involving the Stable Value Fund, American Express as its plan sponsor (“Plan Sponsor”) or Ameriprise Trust Company, an affiliate of Ameriprise Financial, Inc., its investment manager.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Fully benefit-responsive book value wrap contracts held by a separately managed account created for a defined contribution plan are now required to be reported at contract value, rather than fair value, on the Statements of Net Assets. Contract value is the relevant measure for fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less participant withdrawals, and administrative expenses.

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer and therefore also limit the ability of the Plan to transact at contract value with the participants of the Plan. These events may be different under each contract. Examples of such events include the following:

•	The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code;
•	Premature termination of the contracts;
•	Plan termination or merger;
•	Changes to the Plan’s administration of competing investment options; and
•	Bankruptcy of the Plan Sponsor or other Plan Sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations.

The Plan believes no such events are probable of occurring.

In addition, certain events allow the issuer to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

•	An uncured violation of the Plan’s investment guidelines;
•	A breach of material obligation under the contract;
•	A material misrepresentation; and
•	A material amendment to the agreements without the consent of the issuer.

The Plan believes no such events are probable of occurring.

RSPIC has also created four passively-managed (index) Core Investment Options: The Diversified Bond Index Fund, The U.S. Large-Cap Equity Index Fund, The U.S. Small/Mid-Cap Equity Index Fund, and The International Equity Index Fund, which currently use a single index fund as the underlying investment in each Fund. Each passively-managed Core Investment Option seeks to mirror the investments and track the performance of a broad market index that includes hundreds or thousands of stocks or bonds.

Self-Directed Accounts
The SDA gives participants the opportunity to invest in a wide variety of mutual funds in addition to the specific investment options mentioned above. Participants may request a Prospectus for any of the funds available through the SDA.

American Express Company Stock Fund
The Plan Document requires that this Fund be offered as an investment option under the Plan, subject to compliance with ERISA.  The American Express Company Stock Fund is an ESOP. This Fund invests primarily in American Express Company common shares and holds a small amount of cash or other short-term cash equivalents to meet requests for investment transfers, withdrawals, and distributions.  Participants have full voting rights for the common shares underlying the units that are allocated to the American Express Company Stock Fund.

A full, detailed description of the Plan’s investment options, and associated terms and conditions, is available to all participants.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

5.	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will continue to occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

On October 16, 2015, a putative class action, captioned Houssain v. American Express Company, et al., was filed in the United States District Court for the Southern District of New York under ERISA relating to disclosures of the Costco cobrand relationship.  On May 10, 2016, the plaintiff filed an amended complaint naming certain officers of the Company as defendants and alleging that the defendants violated certain ERISA fiduciary obligations by, among other things, allowing the investment of Plan assets in American Express common stock when American Express common stock was not a prudent investment and misrepresenting and failing to disclose material facts to Plan participants in connection with the administration of the Plan.  The amended complaint sought, among other remedies, an unspecified amount of damages.  On September 28, 2017, the Court granted defendants’ motion to dismiss the amended complaint.

6.	Income Tax Status

The Plan has received a favorable determination letter from the Internal Revenue Service (“IRS”) dated November 21, 2016, stating that the Plan is qualified under section 401(a) of the Code, and therefore, the related trust is exempt from taxation.  The Plan has been amended after the period covered by the determination letter, including those amendments described in Note 1 (Contributions).  Although the Plan has been amended since receiving the determination letter, the Company believes the Plan, as amended, is currently designed and being operated in compliance with the applicable requirements of the Code, and therefore, believes that the Plan, as amended, is qualified, the related trust is tax-exempt, and the Plan satisfies the requirements of Section 4975(e)(7) of the Code.
GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability or asset if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Company has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2017, there are no uncertain positions taken or expected to be taken that would require recognition of a liability, or asset, or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, the Plan is no longer subject to examination for tax years prior to 2015, which is the earliest open year for U.S. federal tax purposes.

7.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2017 and 2016:
(Thousands)	2017	2016
Net assets available for benefits per the financial statements	$5,446,210	$4,618,201
Difference between contract value and fair value of fully benefit-responsive investment contracts	(4,169)	(633)
Loans deemed distributed	(703)	(782)
Net assets available for benefits per the Form 5500	$5,441,338	$4,616,786

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

The following is a reconciliation of net income per the financial statements to Form 5500 for the year ended December 31, 2017:
(Thousands)	2017
Net Increase in net assets available for benefits per the financial statements	$828,009
Adjustment for difference between contract value and fair value of fully benefit-responsive investment contracts	(3,536)
Change in deemed distributions of participant loans	79
Net income per the Form 5500	$824,552

8.	Related Parties and Parties-In-Interest Transactions

The Plan allows for transactions with, and certain investments in, certain parties that may perform services for, or have fiduciary responsibilities to, the Plan, including Wells Fargo Bank, N.A., the Trustee, and its affiliates as well as investment managers appointed by RSPIC. Transactions with these parties are considered party-in-interest transactions, but not considered prohibited transactions under ERISA.  As noted in Supplemental Schedule H, Line 4i, the Plan held investments with parties-in-interest in Wells Fargo Bank, N.A. and its affiliates, Ameriprise Financial, Inc. and its affiliates, J.P. Morgan Investment Management, Inc. and its affiliates, and the Vanguard Group and Vanguard Fiduciary Trust as of both December 31, 2017 and 2016, and Fidelity Investment Management as of December 31, 2017.  The Plan also held investments in Morgan Stanley and its affiliates, and Morgan Stanley became an investment manager and fiduciary in 2017. Notes Receivable from Participants, as discussed in Note 1 (Description of the Plan), are also considered party-in-interest transactions.

Additionally, the Company is considered a party-in-interest as well as a related party. As of December 31, 2017 and 2016, the Plan held 6,189,243 shares of American Express Company common stock valued at $615 million and 6,771,431 shares valued at $502 million, respectively. During the 2017 plan year the Plan acquired 102,923 shares of American Express Company common stock valued at $9 million through dividend reinvestments and sold 541,885 shares valued at $47 million.  The Plan reimburses the Company for direct expenses (salary and benefits costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent providing services to the Plan.

SUPPLEMENTAL SCHEDULES

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	Money Market Funds
	* FIDELITY MM GOVT PORTFOLIO #57	55,810	55,811

	Corporate Debt Instruments
	21ST CENTY FOX AMER 7.625% 11/30/28	300	400
	ABBOTT LABORATORIES 3.875% 9/15/25	71	73
	ABBVIE INC 3.200% 11/06/22	50	51
	ABBVIE INC 4.500% 5/14/35	560	615
	ACE INA HOLDINGS 2.700% 3/13/23	200	199
	ACE INA HOLDINGS 2.875% 11/03/22	47	48
	ACE INA HOLDINGS 3.350% 5/03/26	30	31
	ACTAVIS FUNDING SCS 4.550% 3/15/35	35	37
	ADVANCE AUTO PARTS 4.500% 12/01/23	100	105
	AEP TRANSMISSION CO 4.000% 12/01/46	62	66
	AETNA INC 2.800% 6/15/23	42	41
	AGL CAPITAL CORP 5.250% 8/15/19	180	187
	AGRIUM INC 3.375% 3/15/25	230	231
	AGRIUM INC 4.125% 3/15/35	300	310
	AIR LEASE CORP 3.000% 9/15/23	81	80
	AIR LEASE CORP 3.625% 12/01/27	70	70
	AIR LEASE CORP 3.875% 4/01/21	50	52
	ALABAMA POWER CO 5.700% 2/15/33	200	244
	ALBERTA ENERGY CO LT 7.375% 11/01/31	50	64
	ALLERGAN INC 2.800% 3/15/23	620	613
	AMAZON.COM INC 3.800% 12/05/24	200	211
	AMAZON.COM INC 4.800% 12/05/34	150	176
	AMER AIRLINE 16-2 AA 3.200% 6/15/28	190	189
	AMER AIRLINE 16-3 AA 3.000% 10/15/28	228	222
	AMER AIRLINE 17-1 AA 3.650% 2/15/29	69	71
	AMER AIRLINE 17-2B 3.700% 10/15/25	198	198
	AMER AIRLN 13-1 A PA 4.000% 7/15/25	80	82
	AMER AIRLN 14-1 A PT 3.700% 10/01/26	125	127
	AMERADA HESS CORP 7.125% 3/15/33	50	60
	AMERADA HESS CORP 7.300% 8/15/31	120	146
	AMERICAN HONDA FINAN 2.150% 3/13/20	100	100
	AMERICAN HONDA FINAN 2.450% 9/24/20	99	99
	AMERICAN HONDA FINAN 2.600% 11/16/22	150	150
	AMERICAN INTL GROUP 3.875% 1/15/35	200	201
	AMERICAN INTL GROUP 4.125% 2/15/24	200	211

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	AMERICAN TOWER CORP 2.250% 1/15/22	100	97
	AMERICAN TOWER CORP 3.375% 10/15/26	56	55
	AMERICAN TOWER CORP 4.000% 6/01/25	100	104
	AMERICAN WATER CAPIT 3.400% 3/01/25	152	157
	* AMERIPRISE FINANCIAL 2.875% 9/15/26	89	87
	AMERN AIRLINE 16-2 3.650% 6/15/28	21	21
	AMGEN INC 3.625% 5/15/22	465	481
	ANALOG DEVICES INC 3.125% 12/05/23	61	61
	ANALOG DEVICES INC 4.500% 12/05/36	95	102
	ANDEAVOR LOGIS LP/CO 4.250% 12/01/27	64	65
	ANHEUSER-BUSCH INBEV 3.300% 2/01/23	636	651
	ANHEUSER-BUSCH INBEV 3.650% 2/01/26	300	310
	ANHEUSER-BUSCH INBEV 4.700% 2/01/36	448	501
	ANTHEM INC 3.350% 12/01/24	70	71
	AON PLC 3.500% 6/14/24	100	102
	AON PLC 3.875% 12/15/25	207	216
	APACHE COPORATION 6.000% 1/15/37	50	59
	APPLE INC 2.700% 5/13/22	516	520
	APPLE INC 2.750% 1/13/25	150	149
	APPLE INC 2.850% 5/11/24	47	47
	APPLE INC 2.900% 9/12/27	250	247
	APPLE INC 3.000% 2/09/24	146	148
	APPLE INC 3.000% 6/20/27	131	130
	APPLE INC 3.200% 5/11/27	69	70
	APPLE INC 3.250% 2/23/26	80	82
	APPLE INC 3.450% 5/06/24	95	99
	APPLE INC 3.750% 9/12/47	180	184
	APPLE INC 3.850% 8/04/46	129	134
	APPLE INC 4.500% 2/23/36	72	83
	ARC PROP OPER PART 4.600% 2/06/24	205	214
	ARCH CAPITAL FINANCE 4.011% 12/15/26	19	20
	ARCH CAPITAL FINANCE 5.031% 12/15/46	44	51
	ARROW ELECTRONICS IN 3.250% 9/08/24	66	65
	ARROW ELECTRONICS IN 3.875% 1/12/28	55	55
	AT&T INC 3.400% 5/15/25	237	233
	AT&T INC 3.950% 1/15/25	158	162
	AT&T INC 4.125% 2/17/26	197	202
	AT&T INC 4.450% 4/01/24	74	78
	AT&T INC 4.550% 3/09/49	394	371
	AT&T INC 4.900% 8/14/37	324	328
	AT&T INC 5.250% 3/01/37	100	106

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	AT&T INC 5.350% 9/01/40	300	317
	ATMOS ENERGY CORP 5.500% 6/15/41	100	126
	AUTOZONE INC 3.750% 6/01/27	48	49
	AVALONBAY COMMUNITIE 2.850% 3/15/23	90	90
	AVALONBAY COMMUNITIE 3.500% 11/15/24	40	41
	AVALONBAY COMMUNITIE 3.900% 10/15/46	15	15
	BAKER HUGHES A GE CO 5.125% 9/15/40	50	59
	BALTIMORE GAS & ELEC 3.500% 8/15/46	70	69
	BALTIMORE GAS & ELEC 3.750% 8/15/47	70	72
	BANK OF AMERICA CORP 2.625% 10/19/20	450	454
	BANK OF AMERICA CORP 3.300% 1/11/23	800	818
	BANK OF AMERICA CORP 3.950% 4/21/25	300	310
	BANK OF AMERICA CORP 4.000% 4/01/24	55	58
	BANK OF AMERICA CORP 6.875% 4/25/18	600	609
	BANK OF MONTREAL 1.500% 7/18/19	78	77
	BANK OF MONTREAL 2.350% 9/11/22	120	118
	BANK OF NOVA SCOTIA 1.700% 6/11/18	450	450
	BANK OF NOVA SCOTIA 2.450% 9/19/22	200	198
	BANK OF NY MELLON CO 2.200% 8/16/23	100	97
	BANK OF NY MELLON CO 2.450% 11/27/20	78	78
	BANK OF NY MELLON CO 2.500% 4/15/21	55	55
	BANK OF NY MELLON CO 2.600% 8/17/20	229	231
	BARCLAYS PLC 3.684% 1/10/23	317	322
	BARCLAYS PLC 4.375% 1/12/26	200	208
	BAXALTA INC 3.600% 6/23/22	50	51
	BAXALTA INC 5.250% 6/23/45	22	26
	BB&T CORPORATION 2.625% 6/29/20	180	181
	BECTON DICKINSON AND 2.675% 12/15/19	131	131
	* BERKSHIRE HATHAWAY 5.750% 1/15/40	300	396
	BHP FIN USA LTD 6.420% 3/01/26	300	367
	BIOGEN INC 3.625% 9/15/22	80	83
	BIOGEN INC 5.200% 9/15/45	43	51
	BOARDWALK PIPELINES 4.450% 7/15/27	22	22
	BOARDWALK PIPELINES 4.950% 12/15/24	100	107
	BOARDWALK PIPELINES 5.950% 6/01/26	25	28
	BOSTON PROPERTIES LP 2.750% 10/01/26	42	40
	BOSTON PROPERTIES LP 3.125% 9/01/23	30	30
	BOSTON PROPERTIES LP 3.200% 1/15/25	76	76
	BOSTON PROPERTIES LP 3.650% 2/01/26	74	75
	BP CAPITAL MARKETS 3.017% 1/16/27	35	35
	BP CAPITAL MARKETS 3.224% 4/14/24	140	143

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	BP CAPITAL MARKETS 3.245% 5/06/22	200	205
	BP CAPITAL MARKETS 3.279% 9/19/27	98	99
	BP CAPITAL MARKETS 3.588% 4/14/27	100	103
	BP CAPITAL MARKETS 3.814% 2/10/24	200	210
	BRIXMOR OPERATING PA 3.850% 2/01/25	120	120
	BROOKFIELD FINANCE 4.700% 9/20/47	30	31
	BROWN-FORMAN CORP 4.500% 7/15/45	45	51
	BUCKEYE PARTNERS LP 4.350% 10/15/24	74	76
	BUCKEYE PARTNERS LP 5.850% 11/15/43	195	210
	BUNGE LTD FINANCE CO 3.250% 8/15/26	28	27
	BUNGE LTD FINANCE CO 3.500% 11/24/20	81	83
	BUNGE LTD FINANCE CO 3.750% 9/25/27	59	58
	BURLINGTN NORTH SANT 3.000% 3/15/23	400	408
	BURLINGTN NORTH SANT 3.650% 9/01/25	100	105
	BURLINGTN NORTH SANT 4.400% 3/15/42	50	56
	BURLINGTON NORTH SAN 6.150% 5/01/37	60	80
	CANADIAN NATL RESOUR 5.850% 2/01/35	200	234
	CANADIAN PACIFIC RR 5.750% 3/15/33	70	84
	CANADIAN PACIFIC RR 6.125% 9/15/15	64	85
	CAPITAL ONE FINANCIA 3.750% 4/24/24	200	205
	CAPITAL ONE FINANCIA 3.750% 7/28/26	88	88
	CAPITAL ONE FINANCIA 4.200% 10/29/25	175	180
	CAPITAL ONE NA 2.350% 8/17/18	250	250
	CARDINAL HEALTH INC 3.410% 6/15/27	70	69
	CARDINAL HEALTH INC 3.750% 9/15/25	45	46
	CARDINAL HEALTH INC 4.900% 9/15/45	39	42
	CATERPILLAR FINANCIA 1.700% 6/16/18	250	250
	CATERPILLAR INC 6.050% 8/15/36	300	401
	CBS CORP 4.000% 1/15/26	292	298
	CELGENE CORP 3.625% 5/15/24	173	178
	CELGENE CORP 5.700% 10/15/40	91	108
	CENOVUS ENERGY INC 3.800% 9/15/23	150	151
	CENOVUS ENERGY INC 5.250% 6/15/37	47	48
	CENOVUS ENERGY INC 6.750% 11/15/39	90	108
	CENTERPOINT ENER HOU 3.000% 2/01/27	91	91
	CHARLES SCHWAB CORP 3.200% 3/02/27	150	151
	CHARTER COMM OPT LLC 4.908% 7/23/25	532	566
	CHARTER COMM OPT LLC 6.384% 10/23/35	52	61
	CHARTER COMM OPT LLC 6.834% 10/23/55	70	84
	CHEVRON CORP 2.566% 5/16/23	210	210
	CHEVRON CORP 2.895% 3/03/24	81	82

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	CINCINNATI FINL CORP 6.920% 5/15/28	50	65
	CISCO SYSTEMS INC 1.850% 9/20/21	70	69
	CISCO SYSTEMS INC 2.200% 2/28/21	150	150
	CISCO SYSTEMS INC 2.950% 2/28/26	73	73
	CISCO SYSTEMS INC 3.000% 6/15/22	139	142
	CITIGROUP INC 1.800% 2/05/18	600	600
	CITIGROUP INC 2.150% 7/30/18	329	329
	CITIGROUP INC 2.750% 4/25/22	400	399
	CITIGROUP INC 3.200% 10/21/26	65	64
	CITIGROUP INC 4.125% 7/25/28	21	22
	CITIGROUP INC 4.400% 6/10/25	188	198
	CITIGROUP INC 4.750% 5/18/46	100	110
	CITIZENS BANK NA/RI 2.550% 5/13/21	250	249
	CITIZENS FINANCIAL 2.375% 7/28/21	20	20
	CITIZENS FINANCIAL 4.300% 12/03/25	47	49
	CLEVELAND ELECTRIC 5.950% 12/15/36	40	50
	CME GROUP INC 3.000% 3/15/25	200	202
	CMS ENERGY CORP 2.950% 2/15/27	39	38
	CMS ENERGY CORP 3.875% 3/01/24	180	188
	CNOOC FINANCE 2013 3.000% 5/09/23	400	396
	COMCAST CORP 2.750% 3/01/23	205	206
	COMCAST CORP 3.000% 2/01/24	100	101
	COMCAST CORP 3.200% 7/15/36	200	190
	COMCAST CORP 4.200% 8/15/34	100	107
	COMCAST CORP 6.500% 11/15/35	123	166
	COMERICA BANK 4.000% 7/27/25	300	311
	COMMONWEALTH EDISON 3.650% 6/15/46	45	45
	COMMONWEALTH REIT 5.875% 9/15/20	350	370
	CONNECTICUT LIGHT & 3.200% 3/15/27	50	51
	CONOCO INC 6.950% 4/15/29	300	394
	CONSOLIDATED EDISON 4.300% 12/01/56	161	176
	CONSTELLATION BRANDS 4.250% 5/01/23	30	32
	CONSUMERS ENERGY CO 3.250% 8/15/46	17	16
	CROWN CASTLE INTL CO 4.000% 3/01/27	24	25
	CROWN CASTLE INTL CO 4.875% 4/15/22	112	120
	CROWN CASTLE INTL CO 5.250% 1/15/23	70	77
	CSX CORP 6.000% 10/01/36	175	224
	CVS CAREMARK CORP 2.750% 12/01/22	60	59
	CVS CAREMARK CORP 4.000% 12/05/23	111	115
	DANAHER CORP 2.400% 9/15/20	36	36
	DARDEN RESTAURANTS 3.850% 5/01/27	43	44

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	DDR CORP 3.375% 5/15/23	60	60
	DDR CORP 3.625% 2/01/25	70	69
	DEUTSCHE BANK NY 3.300% 11/16/22	100	99
	DEUTSCHE BK AKTIENGE 4.250% 10/14/21	184	191
	DIGITAL REALTY TRUST 3.700% 8/15/27	39	39
	DISCOVER BANK 4.200% 8/08/23	250	263
	DISCOVERY COMMUNICAT 3.450% 3/15/25	120	118
	DISCOVERY COMMUNICAT 3.950% 3/20/28	53	53
	DOMINION ENERGY INC 1.500% 7/01/20	70	70
	DOMINION GAS HLDGS 2.800% 11/15/20	112	113
	DOMINION RESOURCES 2.750% 1/15/22	66	66
	DOMINION RESOURCES 2.850% 8/15/26	76	73
	DOW CHEMICAL CO/THE 3.500% 10/01/24	200	206
	DTE ENERGY CO 3.300% 6/15/22	119	121
	DUKE ENERGY CAROLINA 3.900% 6/15/21	100	104
	DUKE ENERGY CORP 2.650% 9/01/26	43	41
	DUKE ENERGY CORP 6.000% 12/01/28	80	99
	DUKE ENERGY INDIANA 3.750% 5/15/46	80	82
	DUKE ENERGY OHIO INC 3.700% 6/15/46	46	47
	DUKE ENERGY PROGRESS 3.250% 8/15/25	53	54
	DUKE ENERGY PROGRESS 3.700% 10/15/46	54	55
	DUKE ENERGY PROGRESS 4.200% 8/15/45	130	143
	DUKE REALTY LP 3.250% 6/30/26	23	23
	DUKE REALTY LP 3.875% 2/15/21	70	72
	DXC TECHNOLOGY CO 4.250% 4/15/24	47	49
	E*TRADE FINANCIAL CO 3.800% 8/24/27	23	23
	EATON CORP 4.000% 11/02/32	170	176
	EBAY INC 2.600% 7/15/22	451	447
	ECOLAB INC 3.250% 1/14/23	88	90
	ECOPETROL SA 5.375% 6/26/26	104	112
	ECOPETROL SA 5.875% 9/18/23	128	141
	EDISON INTERNATIONAL 2.950% 3/15/23	100	100
	EMERA US FINANCE LP 3.550% 6/15/26	70	70
	EMERSON ELECTRIC CO 6.000% 8/15/32	150	187
	ENBRIDGE INC 5.500% 12/01/46	50	60
	ENCANA CORP 7.200% 11/01/31	140	180
	ENERGY TRANSFER PART 3.600% 2/01/23	22	22
	ENERGY TRANSFER PART 4.050% 3/15/25	136	136
	ENERGY TRANSFER PART 4.750% 1/15/26	45	47
	ENERGY TRANSFER PART 4.900% 2/01/24	48	51
	ENERGY TRANSFER PART 6.050% 6/01/41	183	196

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	ENLINK MIDSTREAM PAR 4.150% 6/01/25	152	154
	ENLINK MIDSTREAM PAR 5.050% 4/01/45	80	79
	ENLINK MIDSTREAM PAR 5.600% 4/01/44	50	52
	ENTERGY ARKANSAS INC 3.500% 4/01/26	31	32
	ENTERGY CORP 2.950% 9/01/26	31	30
	ENTERGY LOUISIANA LL 2.400% 10/01/26	59	56
	ENTERGY LOUISIANA LL 3.050% 6/01/31	57	55
	ENTERGY LOUISIANA LL 3.120% 9/01/27	40	40
	ENTERGY MISSISSIPPI 2.850% 6/01/28	50	48
	ENTERPRISE PRODUCTS 3.900% 2/15/24	200	208
	ENTERPRISE PRODUCTS 6.650% 10/15/34	300	390
	ENTERPRISE PRODUCTS 7.550% 4/15/38	90	126
	EOG RESOURCES INC 4.150% 1/15/26	60	64
	EOG RESOURCES INC 5.100% 1/15/36	94	109
	EPR PROPERTIES 4.500% 6/01/27	75	75
	EQT CORP 3.900% 10/01/27	60	60
	ERP OPERATING LP 2.850% 11/01/26	51	49
	ERP OPERATING LP 3.000% 4/15/23	100	101
	EXELON CORP 2.500% 6/01/22	80	82
	EXELON CORP 3.400% 4/15/26	63	63
	EXELON GENERATION CO 3.400% 3/15/22	96	98
	EXELON GENERATION CO 4.250% 6/15/22	75	79
	EXELON GENERATION CO 6.250% 10/01/39	180	211
	EXPRESS SCRIPTS HOLD 3.000% 7/15/23	43	43
	EXPRESS SCRIPTS HOLD 4.500% 2/25/26	108	115
	EXPRESS SCRIPTS HOLD 4.800% 7/15/46	53	56
	EXXON MOBIL CORPORAT 2.726% 3/01/23	124	125
	EXXON MOBIL CORPORAT 4.114% 3/01/46	77	86
	FEDEX CORP 3.250% 4/01/26	45	45
	FEDEX CORP 4.100% 4/15/43	40	41
	FIFTH THIRD BANCORP 2.875% 7/27/20	188	190
	FIRSTENERGY CORP 3.900% 7/15/27	38	39
	FIRSTENERGY CORP 4.850% 7/15/47	26	29
	FLORIDA POWER & LIGH 3.125% 12/01/25	250	254
	FORD MOTOR COMPANY 7.450% 7/16/31	270	353
	FORD MOTOR CREDIT CO 2.240% 6/15/18	422	422
	FORD MOTOR CREDIT CO 3.200% 1/15/21	275	279
	FORD MOTOR CREDIT CO 4.134% 8/04/25	212	219
	FORTIS INC 3.055% 10/04/26	250	241
	GE CAPITAL INTL FUND 4.418% 11/15/35	1,649	1,784
	GENERAL ELEC CAP COR 3.100% 1/09/23	115	117

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	GENERAL ELEC CAP COR 3.150% 9/07/22	287	292
	GENERAL MOTORS CO 5.150% 4/01/38	200	213
	GENERAL MOTORS CO 6.600% 4/01/36	175	213
	GENERAL MOTORS FINL 3.100% 1/15/19	30	30
	GENERAL MOTORS FINL 3.450% 4/10/22	182	184
	GENERAL MOTORS FINL 3.500% 11/07/24	100	100
	GENERAL MOTORS FINL 3.950% 4/13/24	185	190
	GENERAL MOTORS FINL 4.000% 1/15/25	110	113
	GENERAL MOTORS FINL 4.000% 10/06/26	140	142
	GENERAL MOTORS FINL 4.300% 7/13/25	50	52
	GENERAL MOTORS FINL 4.350% 1/17/27	87	90
	GILEAD SCIENCES INC 2.500% 9/01/23	9	9
	GILEAD SCIENCES INC 3.500% 2/01/25	20	21
	GILEAD SCIENCES INC 3.700% 4/01/24	173	181
	GILEAD SCIENCES INC 4.000% 9/01/36	40	42
	GILEAD SCIENCES INC 4.600% 9/01/35	105	118
	GLAXOSMITHKLINE CAP 2.800% 3/18/23	150	151
	GOLDMAN SACHS GROUP 3.500% 11/16/26	150	151
	GOLDMAN SACHS GROUP 3.625% 1/22/23	800	826
	GOLDMAN SACHS GROUP 3.850% 1/26/27	224	230
	GOLDMAN SACHS GROUP 5.750% 1/24/22	500	554
	GOLDMAN SACHS GROUP 5.950% 1/18/18	359	360
	GULF SOUTH PIPELINE 4.000% 6/15/22	100	103
	HALLIBURTON CO 4.850% 11/15/35	43	48
	HALLIBURTON COMPANY 3.500% 8/01/23	150	154
	HALLIBURTON COMPANY 6.700% 9/15/38	50	66
	HARRIS CORPORATION 3.832% 4/28/25	100	104
	HARRIS CORPORATION 4.854% 4/27/35	40	45
	HASBRO INC 3.500% 9/15/27	58	57
	HCP INC 4.200% 3/01/24	250	262
	HEALTH CARE REIT INC 4.000% 6/01/25	30	31
	HOME DEPOT INC 2.125% 9/15/26	26	24
	HOME DEPOT INC 3.000% 4/01/26	53	53
	HOME DEPOT INC 3.500% 9/15/56	18	17
	HONEYWELL INTERNATIO 2.500% 11/01/26	200	193
	HSBC HOLDINGS PLC 2.650% 1/05/22	916	910
	HSBC HOLDINGS PLC 7.350% 11/27/32	224	300
	HUNTINGTON BANCSHARE 2.300% 1/14/22	115	113
	HUNTINGTON NATIONAL 2.000% 6/30/18	250	250
	HUSKY ENERGY INC 3.950% 4/15/22	200	207
	ING GROEP NV 3.950% 3/29/27	200	209

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	INTEL CORP 3.150% 5/11/27	80	82
	INTEL CORP 3.700% 7/29/25	130	137
	INTEL CORP 4.100% 5/19/46	45	50
	INTERNATIONAL PAPER 3.000% 2/15/27	79	77
	INTL LEASE FINANCE 5.875% 8/15/22	150	166
	INTL LEASE FINANCE 8.625% 1/15/22	100	120
	INTL PAPER CO 7.300% 11/15/39	50	70
	INTL PAPER CO 8.700% 6/15/38	40	61
	INVESCO FINANCE PLC 3.750% 1/15/26	78	81
	JB HUNT TRANSPRT SVC 3.850% 3/15/24	100	103
	JEFFERIES GROUP LLC 4.850% 1/15/27	46	49
	JERSEY CENTRAL PWR 6.150% 6/01/37	30	37
	JOHN DEERE CAPITAL 1.600% 7/13/18	114	114
	JOHN DEERE CAPITAL 2.800% 9/08/27	100	98
	JOHN DEERE CAPITAL 3.350% 6/12/24	179	184
	JOHNSON & JOHNSON 3.400% 1/15/38	123	126
	JOHNSON & JOHNSON 4.375% 12/05/33	22	25
	JOHNSON CONTROLS INT 3.900% 2/14/26	16	17
	JOHNSON CONTROLS INT 4.250% 3/01/21	150	157
	JOHNSON CONTROLS INT 5.125% 9/14/45	27	32
	KELLOGG CO 3.400% 11/15/27	110	109
	KERR MCGEE CORP 7.875% 9/15/31	300	399
	KEYCORP 2.900% 9/15/20	62	63
	KIMBERLY-CLARK CORP 3.050% 8/15/25	50	51
	KIMCO REALTY CORP 3.800% 4/01/27	50	50
	KRAFT FOODS GROUP IN 6.875% 1/26/39	300	395
	KRAFT HEINZ FOODS CO 3.950% 7/15/25	200	207
	KRAFT HEINZ FOODS CO 5.000% 7/15/35	100	109
	KROGER CO. 6.900% 4/15/38	300	388
	LASMO USA INC DTD 7.300% 11/15/27	70	88
	LIBERTY PROPERTY LP 3.250% 10/01/26	27	27
	LINCOLN NATIONAL COR 4.200% 3/15/22	300	316
	LLOYDS BANKING GROUP 3.750% 1/11/27	200	203
	LOCKHEED MARTIN CORP 3.100% 1/15/23	43	44
	LOCKHEED MARTIN CORP 4.090% 9/15/52	113	118
	LOCKHEED MARTIN CORP 4.500% 5/15/36	150	168
	LOUISVILLE GAS & ELE 3.300% 10/01/25	71	73
	LOWE'S COS INC 3.375% 9/15/25	42	43
	MACYS RETAIL HLDGS 6.790% 7/15/27	100	108
	MAGELLAN HEALTH SRVC 4.400% 9/22/24	167	168
	MAGELLAN MIDSTREAM 4.250% 2/01/21	250	261

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	MARATHON OIL CORP 6.600% 10/01/37	150	188
	MARSH & MCLENNAN COS 3.750% 3/14/26	175	183
	MARTIN MARIETTA MATE 3.450% 6/01/27	73	72
	MCCORMICK & CO 3.150% 8/15/24	75	75
	MCDONALD'S CORP 4.700% 12/09/35	101	115
	MCDONALD'S CORP 6.300% 10/15/37	38	51
	MEAD JOHNSON NUTRITI 4.125% 11/15/25	120	127
	MEAD JOHNSON NUTRITI 4.600% 6/01/44	35	39
	* METLIFE INC 3.600% 11/13/25	109	113
	* METLIFE INC 4.368% 9/15/23	300	324
	MICROSOFT CORP 2.400% 8/08/26	100	96
	MICROSOFT CORP 2.875% 2/06/24	90	91
	MICROSOFT CORP 3.300% 2/06/27	84	87
	MICROSOFT CORP 4.000% 2/12/55	120	128
	MICROSOFT CORP 4.100% 2/06/37	136	152
	MICROSOFT CORP 4.200% 11/03/35	77	87
	MICROSOFT CORP 4.500% 2/06/57	119	141
	MICROSOFT CORP 4.750% 11/03/55	109	135
	MIDAMERICAN ENERGY 3.100% 5/01/27	101	102
	MIDAMERICAN ENERGY 3.500% 10/15/24	146	152
	* MORGAN STANLEY 2.750% 5/19/22	200	199
	* MORGAN STANLEY 3.750% 2/25/23	757	785
	* MORGAN STANLEY 3.875% 1/27/26	108	113
	* MORGAN STANLEY 4.100% 5/22/23	500	521
	* MORGAN STANLEY 5.500% 7/28/21	800	875
	MOSAIC CO 4.250% 11/15/23	330	342
	MPLX LP 4.875% 12/01/24	80	86
	MPLX LP 5.200% 3/01/47	40	44
	MYLAN INC 5.400% 11/29/43	50	55
	NATIONAL AUSTRALIA 1.875% 7/23/18	350	350
	NATIONAL AUSTRALIA 2.125% 5/22/20	250	249
	NATIONAL RETAIL PROP 3.600% 12/15/26	62	61
	NATIONAL RETAIL PROP 4.000% 11/15/25	218	224
	NATIONAL RURAL UTIL 2.950% 2/07/24	31	31
	NBCUNIVERSAL MEDIA 4.375% 4/01/21	150	159
	NEVADA POWER CO 5.375% 9/15/40	42	52
	NISOURCE FINANCE COR 6.250% 12/15/40	180	233
	NOBLE ENERGY INC 5.625% 5/01/21	72	74
	NOBLE ENERGY INC 6.000% 3/01/41	100	118
	NORFOLK SOUTHERN COR 3.850% 1/15/24	88	93
	NORTHERN STATE PWR 6.250% 6/01/36	30	41

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	NORTHERN STATE PWR- 6.200% 7/01/37	50	68
	NORTHROP GRUMMAN COR 3.200% 2/01/27	80	80
	NORTHROP GRUMMAN COR 3.250% 1/15/28	50	50
	NSTAR ELECTRIC CO 2.700% 6/01/26	100	97
	NUCOR CORP 4.000% 8/01/23	140	147
	NUCOR CORP 6.400% 12/01/37	50	67
	OCCIDENTAL PETROLEUM 2.700% 2/15/23	80	80
	OCCIDENTAL PETROLEUM 3.500% 6/15/25	45	47
	OCCIDENTAL PETROLEUM 4.625% 6/15/45	26	29
	ONEOK INC 7.500% 9/01/23	300	357
	ONEOK PARTNERS LP 3.375% 10/01/22	31	31
	ONEOK PARTNERS LP 4.900% 3/15/25	100	107
	ONEOK PARTNERS LP 5.000% 9/15/23	69	74
	ONEOK PARTNERS LP 8.625% 3/01/19	50	53
	ORACLE CORP 2.400% 9/15/23	101	100
	ORACLE CORP 2.950% 5/15/25	200	201
	ORACLE CORP 2.950% 11/15/24	130	131
	ORACLE CORP 3.850% 7/15/36	150	159
	ORACLE CORP 3.900% 5/15/35	500	530
	ORACLE CORP 4.300% 7/08/34	200	222
	ORACLE CORP 5.750% 4/15/18	100	101
	O'REILLY AUTOMOTIVE 3.600% 9/01/27	62	62
	ORIX CORP 2.900% 7/18/22	55	55
	PACCAR FINANCIAL COR 1.300% 5/10/19	51	50
	PACCAR FINANCIAL COR 2.250% 2/25/21	60	60
	PACIFIC GAS & ELECTR 3.250% 6/15/23	190	192
	PACIFIC GAS & ELECTR 3.500% 6/15/25	109	111
	PACIFIC GAS & ELECTR 6.050% 3/01/34	100	126
	PEMEX PROJ FDG MASTE 6.625% 6/15/35	250	267
	PENTAIR FINANCE SA 2.900% 9/15/18	70	70
	PEPSICO INC 3.100% 7/17/22	104	106
	PEPSICO INC 3.450% 10/06/46	70	68
	PEPSICO INC 4.600% 7/17/45	47	55
	PEPSICO INC 4.875% 11/01/40	20	24
	PETRO-CANADA 5.950% 5/15/35	300	376
	PETROLEOS MEXICANOS 4.625% 9/21/23	117	120
	PETROLEOS MEXICANOS 6.375% 2/04/21	131	142
	PETROLEOS MEXICANOS 6.750% 9/21/47	104	109
	PETROLEOS MEXICANOS 6.875% 8/04/26	105	119
	PFIZER INC 3.000% 12/15/26	105	106
	PHILIPS ELECTRONICS 3.750% 3/15/22	200	208

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	PHILLIPS 66 PARTNERS 3.550% 10/01/26	15	15
	PHILLIPS 66 PARTNERS 3.605% 2/15/25	160	161
	PHILLIPS 66 PARTNERS 4.900% 10/01/46	40	42
	PLAINS ALL AMER PIPE 4.650% 10/15/25	450	464
	PNC BANK NA 2.950% 1/30/23	505	508
	POTASH CORP-SASKATCH 3.000% 4/01/25	150	147
	PPL CAPITAL FUNDING 4.000% 9/15/47	63	65
	PRECISION CASTPARTS 3.250% 6/15/25	80	82
	PRECISION CASTPARTS 4.375% 6/15/45	80	90
	PRICELINE GROUP INC/ 3.550% 3/15/28	200	198
	PROCTER & GAMBLE CO/ 2.850% 8/11/27	110	109
	PROGRESS ENERGY INC 7.000% 10/30/31	50	67
	PROGRESSIVE CORP 2.450% 1/15/27	88	84
	PROLOGIS LP 3.750% 11/01/25	38	40
	PROV ST JOSEPH HLTH 2.746% 10/01/26	28	27
	PSI ENERGY INC 6.120% 10/15/35	50	66
	PUBLIC SERVICE COLOR 3.550% 6/15/46	27	27
	PUBLIC SERVICE ELECT 2.250% 9/15/26	70	66
	QUALCOMM INC 2.600% 1/30/23	14	14
	QUALCOMM INC 3.250% 5/20/27	88	86
	QUEST DIAGNOSTICS IN 3.450% 6/01/26	20	20
	RABOBANK NEDERLAND 3.875% 2/08/22	150	158
	RABOBANK NEDERLAND 4.625% 12/01/23	250	268
	REALTY INCOME CORP 3.875% 7/15/24	250	258
	REGIONS FINANCIAL CO 2.750% 8/14/22	70	70
	REGIONS FINANCIAL CO 3.200% 2/08/21	75	76
	REPUBLIC SERVICES IN 3.550% 6/01/22	150	155
	REYNOLDS AMERICAN IN 5.700% 8/15/35	100	119
	ROCKWELL COLLINS INC 3.200% 3/15/24	37	37
	ROCKWELL COLLINS INC 4.350% 4/15/47	17	18
	ROGERS CABLE INC 8.750% 5/01/32	170	242
	ROPER TECHNOLOGIES 3.000% 12/15/20	25	25
	ROYAL BANK OF CANADA 1.800% 7/30/18	250	250
	ROYAL BANK OF CANADA 2.750% 2/01/22	99	100
	RYDER SYSTEM INC 2.650% 3/02/20	150	151
	RYDER SYSTEM INC 2.875% 9/01/20	57	57
	SAN DIEGO G & E 6.125% 9/15/37	80	107
	SANTANDER UK GROUP 3.571% 1/10/23	200	203
	SHELL INTERNATIONAL 2.250% 11/10/20	89	89
	SHELL INTERNATIONAL 2.500% 9/12/26	73	71
	SHELL INTERNATIONAL 2.875% 5/10/26	230	230

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	SHELL INTERNATIONAL 4.000% 5/10/46	222	236
	SHELL INTERNATIONAL 4.125% 5/11/35	250	273
	SHERWIN-WILLIAMS CO 3.125% 6/01/24	41	41
	SHIRE ACQ INV IRELAN 2.875% 9/23/23	83	82
	SIMON PROPERTY GROUP 3.750% 2/01/24	260	271
	SOUTH CAROLINA ELEC& 5.300% 5/15/33	100	113
	SOUTH CAROLINA ELEC& 6.050% 1/15/38	40	50
	SOUTHERN CALIF EDISO 5.550% 1/15/36	100	123
	SOUTHERN CALIF GAS 3.200% 6/15/25	150	153
	SOUTHERN CO GAS CAPI 2.450% 10/01/23	21	20
	SOUTHERN CO GAS CAPI 3.950% 10/01/46	26	26
	SOUTHERN NAT GAS CO 8.000% 3/01/32	75	102
	SOUTHERN POWER CO 5.150% 9/15/41	70	78
	SOUTHWEST GAS CORP 3.800% 9/29/46	49	49
	SOUTHWESTERN ELEC PO 2.750% 10/01/26	200	193
	SOUTHWESTERN ELEC PO 3.550% 2/15/22	50	51
	SOUTHWESTERN PUBLIC 4.500% 8/15/41	30	34
	SPIRIT AIR 2017-1 PT 3.375% 2/15/30	77	77
	STARBUCKS CORP 4.300% 6/15/45	60	66
	STATE STREET CORP 3.550% 8/18/25	235	244
	STATOIL ASA 2.450% 1/17/23	300	298
	STRYKER CORP 3.500% 3/15/26	20	21
	SUMITOMO MITSUI BANK 1.950% 7/23/18	350	350
	SUMITOMO MITSUI FINL 2.442% 10/19/21	53	52
	SUMITOMO MITSUI FINL 2.778% 10/18/22	99	98
	SUNCOR ENERGY INC 5.950% 12/01/34	50	63
	SUNOCO LOGISTICS PAR 4.250% 4/01/24	250	255
	SUNOCO LOGISTICS PAR 5.950% 12/01/25	160	179
	SUNTRUST BANK 3.300% 5/15/26	200	198
	SUNTRUST BANKS INC 2.900% 3/03/21	59	60
	SVENSKA HANDELSBANKE 2.400% 10/01/20	250	250
	SYNCHRONY FINANCIAL 3.700% 8/04/26	177	175
	SYNCHRONY FINANCIAL 4.250% 8/15/24	30	31
	SYSCO CORPORATION 3.750% 10/01/25	44	46
	TC PIPELINES LP 3.900% 5/25/27	39	39
	TELEFONICA EMISIONES 4.103% 3/08/27	163	169
	TEVA PHARMACEUTICALS 2.800% 7/21/23	258	225
	TEVA PHARMACEUTICALS 3.150% 10/01/26	100	83
	TEVA PHARMACEUTICALS 4.100% 10/01/46	16	12
	TEXTRON INC 3.650% 3/15/27	48	49
	TEXTRON INC 4.300% 3/01/24	110	116

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	THERMO FISHER SCIENT 2.950% 9/19/26	42	41
	THERMO FISHER SCIENT 3.000% 4/15/23	45	45
	THOMSON REUTERS CORP 4.300% 11/23/23	120	127
	TIME WARNER CABLE IN 5.500% 9/01/41	100	104
	TIME WARNER ENTMT 8.375% 7/15/33	100	138
	TIME WARNER INC 3.550% 6/01/24	100	101
	TOLEDO EDISON COMPAN 6.150% 5/15/37	50	64
	TORONTO-DOMINION BAN 1.750% 7/23/18	210	210
	TORONTO-DOMINION BAN 2.500% 12/14/20	180	181
	TOTAL CAPITAL INTL 2.700% 1/25/23	400	402
	TOYOTA MOTOR CREDIT 2.100% 1/17/19	133	133
	TOYOTA MOTOR CREDIT 2.800% 7/13/22	200	202
	TRANS-CANADA PIPELIN 3.125% 1/15/19	112	113
	TRANS-CANADA PIPELIN 4.875% 1/15/26	139	156
	TRANS-CANADA PIPELIN 6.200% 10/15/37	60	79
	TRI-STATE GENERATION 4.250% 6/01/46	37	38
	TYSON FOODS INC 4.875% 8/15/34	150	169
	UDR INC 2.950% 9/01/26	32	31
	UNION CARBIDE CORP 7.750% 10/01/96	110	152
	UNION ELECTRIC CO 2.950% 6/15/27	50	50
	UNION PACIFIC CORP 3.600% 9/15/37	41	42
	UNION PACIFIC CORP 4.100% 9/15/67	50	52
	UNITED AIR 2013-1 A 4.300% 8/15/25	128	135
	UNITED AIR 2016-1 A 3.450% 7/07/28	84	85
	UNITED AIR 2016-1 B 3.650% 1/07/26	82	81
	UNITED HEALTHCARE GR 5.800% 3/15/36	50	65
	UNITEDHEALTH GROUP 1.625% 3/15/19	73	73
	UNITEDHEALTH GROUP 2.750% 2/15/23	84	84
	UNITEDHEALTH GROUP 3.100% 3/15/26	100	101
	UNITEDHEALTH GROUP 4.625% 7/15/35	124	144
	US BANCORP 2.350% 1/29/21	350	350
	VALE INCO LTD 7.200% 9/15/32	70	79
	VALE OVERSEAS LIMITE 6.250% 8/10/26	54	63
	VALE OVERSEAS LIMITE 6.875% 11/21/36	160	196
	VALERO ENERGY CORP 7.500% 4/15/32	30	40
	VENTAS REALTY LP 3.750% 5/01/24	200	205
	VENTAS REALTY LP 3.850% 4/01/27	31	32
	VENTAS REALTY LP 4.125% 1/15/26	34	35
	VERIZON COMMUNICATIO 2.946% 3/15/22	358	360
	VERIZON COMMUNICATIO 4.272% 1/15/36	50	50
	VERIZON COMMUNICATIO 4.400% 11/01/34	70	71

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	VERIZON COMMUNICATIO 4.500% 8/10/33	832	873
	VERIZON COMMUNICATIO 4.812% 3/15/39	783	819
	VERIZON COMMUNICATIO 5.250% 3/16/37	101	111
	VIRGINIA ELEC & POWE 3.500% 3/15/27	100	103
	VIRGINIA ELEC & POWE 3.800% 9/15/47	50	52
	VMWARE INC 2.950% 8/21/22	140	140
	VODAFONE GROUP PLC 2.950% 2/19/23	170	171
	VORNADO REALTY LP 3.500% 1/15/25	70	70
	VOYA FINANCIAL INC 3.650% 6/15/26	71	72
	VR BANK OF AMERICA 3.705% 4/24/28	350	359
	VR CITIGROUP INC 3.668% 7/24/28	290	294
	VR GOLDMAN SACHS GRO 2.905% 7/24/23	240	238
	VR GOLDMAN SACHS GRO 2.908% 6/05/23	434	431
	VR GOLDMAN SACHS GRO 3.272% 9/29/25	210	209
	VR GOLDMAN SACHS GRO 3.691% 6/05/28	279	283
	VR JOHNSON CONTROLS 4.950% 7/02/64	100	110
	VR MAGELLAN MIDSTREA 6.400% 5/01/37	70	87
	VR MANULIFE FINANCIA 4.061% 2/24/32	140	141
	* VR MORGAN STANLEY 3.5511% 7/22/28	222	224
	VR NORTHERN TRUST CO 3.375% 5/08/32	38	38
	VR TORONTO-DOMINION 3.625% 9/15/31	67	67
	VR WESTPAC BANKING 4.322% 11/23/31	120	124
	WALGREEN CO 4.400% 9/15/42	50	50
	WALGREENS BOOTS ALLI 4.500% 11/18/34	380	397
	WAL-MART STORES INC 3.625% 12/15/47	125	131
	WALT DISNEY COMPANY/ 3.000% 2/13/26	300	301
	* WELLS FARGO & COMPAN 2.500% 3/04/21	110	110
	* WELLS FARGO & COMPAN 3.069% 1/24/23	434	437
	* WELLS FARGO & COMPAN 3.300% 9/09/24	600	609
	* WELLS FARGO & COMPAN 3.550% 9/29/25	500	513
	* WELLS FARGO & COMPAN 4.100% 6/03/26	36	38
	* WELLS FARGO & COMPAN 4.300% 7/22/27	148	158
	* WELLS FARGO & COMPAN 4.900% 11/17/45	67	76
	WELLTOWER INC 4.250% 4/01/26	200	209
	WESTERN GAS PARTNERS 4.650% 7/01/26	38	40
	WESTERN GAS PARTNERS 5.450% 4/01/44	30	32
	WESTERN UNION CO/THE 3.600% 3/15/22	100	101
	WESTLAKE CHEMICAL CO 3.600% 7/15/22	100	102
	WESTLAKE CHEMICAL CO 4.375% 11/15/47	42	44
	WESTPAC BANKING CORP 1.600% 8/19/19	71	70
	WILLIAMS PARTNERS LP 3.900% 1/15/25	59	60

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	WISCONSIN ENERGY COR 3.550% 6/15/25	238	243
	WP CAREY INC 4.600% 4/01/24	140	146
	WW GRAINGER INC 4.600% 6/15/45	91	100
	XCEL ENERGY INC 2.400% 3/15/21	25	25
	XCEL ENERGY INC 3.300% 6/01/25	90	91
	ZOETIS INC 3.450% 11/13/20	30	31
	Total Corporate Debt Instruments		91,782

	Common Stocks
	ABBVIE INC	23	2,247
	ABIOMED INC	5	928
	ACADIA HEALTHCARE CO INC	24	783
	ACCO BRANDS CORP	181	2,213
	ACHAOGEN INC	20	215
	ACI WORLDWIDE INC	52	1,190
	ACTIVISION BLIZZARD INC	111	7,029
	ADOBE SYS INC	122	21,391
	ADTALEM GLOBAL EDUCATION INC	40	1,699
	ADVANCE AUTO PTS INC	33	3,310
	AECOM	52	1,942
	AERCAP HOLDINGS NV	138	7,250
	AEROJET ROCKETDYNE HOLDINGS IN	37	1,161
	AFLAC INC	25	2,177
	AIR PRODS & CHEMS INC COM	10	1,723
	ALASKA AIR GROUP INC	15	1,117
	ALBANY INTL CORP NEW CL A	71	4,361
	ALBEMARLE CORP COM	25	3,190
	ALEXANDRIA REAL ESTATE EQUITIES	19	2,488
	ALEXION PHARMACEUTICALS INC	100	11,844
	ALIBABA GROUP HOLDING LTD ADR	144	24,847
	ALIGN TECHNOLOGY INC	3	593
	ALLEGHANY CORP DEL NEW	5	2,784
	ALLEGIANT TRAVEL CO	10	1,548
	ALLEGION PLC	16	1,248
	ALLERGAN PLC	20	3,230
	ALLETE INC	24	1,801
	ALLIANT ENERGY CORPORATION	49	2,101
	ALLSCRIPTS HEALTHCARE SOLUTIONS INC	213	3,110
	ALLSTATE CORP	32	3,351
	ALLY FINANCIAL INC	63	1,849
	ALPHABET INC CL A	17	18,118

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	ALPHABET INC CL C	11	11,377
	AMAZON COM INC COM	29	34,071
	AMDOCS LIMITED COM	47	3,079
	AMEDISYS INC	22	1,151
	AMEREN CORPORATION	42	2,478
	AMERICAN AIRLS GROUP INC	131	6,852
	* AMERICAN EXPRESS CO	6,189	614,654
	AMERICAN INTERNATIONAL GROUP, INC	56	3,313
	AMERICAN TOWER CORP	41	5,894
	* AMERIPRISE FINL INC	16	2,712
	AMGEN INC	7	1,217
	AMN HEALTHCARE SERVICES INC	19	921
	ANADARKO PETROLEUM CORP	49	2,634
	ANTHEM INC	15	3,375
	APTARGROUP INC COM	7	621
	ARCONIC INC	93	2,540
	ARES CAP CORP	72	1,132
	ARRAY BIOPHARMA INC	57	725
	ASSURED GUARANTY LTD USD 1.0	67	2,277
	ASTRONICS CORP COM	16	644
	AT & T INC	113	4,386
	ATLASSIAN CORP PLC-CLASS A	33	1,502
	AVERY DENNISON CORP	24	2,745
	AXALTA COATING SYSTEMS LTD	41	1,324
	BAIDU INC ADR	73	17,097
	BANC OF CALIFORNIA INC	73	1,504
	BANK OF AMERICA CORP	508	14,985
	BEACON ROOFING SUPPLY INC	28	1,798
	BELDEN INC	47	3,654
	* BERKSHIRE HATHAWAY INC.	31	6,144
	BERRY PLASTICS GROUP INC	37	2,158
	BEST BUY INC	75	5,108
	BIO RAD LABS INC CL A	11	2,735
	BIOGEN INC	20	6,499
	BIOMARIN PHARMACEUTICAL INC	110	9,823
	BIOVERATIV INC	21	1,138
	BLACK KNIGHT INC	37	1,625
	BLOCK H & R INC	39	1,033
	BLUEPRINT MEDICINES CORP	17	1,282
	BNP PARIBAS - ADR	77	2,891
	BOOZ ALLEN HAMILTON HOLDING CO	100	3,794

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	BOX INC	91	1,915
	BP PLC - ADR	257	10,805
	BRANDYWINE RLTY TR BD	107	1,950
	BRIGHT HORIZONS FAMILY SOLUTIO	59	5,602
	BRINKS CO	29	2,315
	BROADRIDGE FINANCIAL SOLUTIONS	23	2,083
	BRUNSWICK CORP	28	1,552
	BURLINGTON STORES INC	37	4,533
	BWX TECHNOLOGIES INC	72	4,365
	CABLE ONE INC	3	2,268
	CALPINE CORP/NEW	154	2,323
	CANADIAN NAT RES LTD	248	8,858
	CANTEL MEDICAL CORP.	11	1,124
	CAPITAL ONE FINANCIAL CORP	49	4,919
	CARNIVAL CORP	47	3,099
	CARTER HOLDINGS	10	1,116
	CATO CORP NEW CL A	48	761
	CELGENE CORP COM	52	5,443
	CENTENE CORP DEL	14	1,402
	CENTENNIAL RESOURCE DEVELOPMEN	57	1,135
	CENTURYLINK, INC	119	1,980
	CHARLES RIVER LABORATORIES	12	1,368
	CHEMICAL FINL CORP	52	2,771
	CHIPOTLE MEXICAN GRILL INC	5	1,451
	CHUBB LTD	40	5,801
	CINEMARK HOLDINGS INC	41	1,419
	CIRCOR INTERNATIONAL INC -WI	30	1,449
	CISCO SYSTEMS INC	185	7,086
	CIT GROUP INC.	41	2,028
	CITIGROUP INC.	232	17,242
	CLEAN HARBORS INC	53	2,880
	CLOUDERA INC	35	578
	COCA COLA CO	57	2,606
	COGNEX CORP	11	648
	COHERENT INC	6	1,821
	COLUMBIA SPORTSWEAR CO COM	27	1,970
	COMCAST CORP CLASS A	61	2,447
	COMFORT SYS USA INC COM	31	1,332
	COMMSCOPE HOLDING CO INC	40	1,517
	CONCHO RESOURCES INC	12	1,826
	CONOCOPHILLIPS	79	4,314

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	COOPER COS INC COM NEW	7	1,574
	CORE LABORATORIES N V COM	10	1,063
	CORNERSTONE ONDEMAND INC	29	1,025
	CORNING INC	144	4,591
	CORPORATE OFFICE PROPERTIES COM	47	1,363
	COSTAR GROUP, INC	36	10,474
	COSTCO WHOLESALE CORP	15	2,764
	CROWN HLDGS INC	57	3,206
	CTS CORP	63	1,633
	CUBESMART	28	818
	CUBIC CORP	48	2,818
	CURTISS WRIGHT CORP COM	20	2,480
	CVS HEALTH CORPORATION	70	5,053
	D R HORTON INC COM	81	4,126
	DAVE & BUSTER'S ENTERTAINMENT	22	1,224
	DBV TECHNOLOGIES SA-SPON ADR	6	155
	DEERE & CO	20	3,146
	DELTA AIR LINES INC	112	6,229
	DELTIC TIMBER CORP COM	25	2,326
	DENTSPLY SIRONA INC	35	2,311
	DEVON ENERGY CORPORATION	132	5,458
	DIAMONDBACK ENERGY INC	38	4,832
	DIAMONDROCK HOSPITALITY CO	110	1,242
	DICKS SPORTING GOODS INC	57	1,635
	DIEBOLD INC	59	971
	DISCOVER FINANCIAL SERVICES	42	3,208
	DORIAN LPG LTD	102	837
	DOWDUPONT INC	72	5,137
	DTE ENERGY CO COM	23	2,518
	EAGLE MATLS INC	25	2,844
	EASTMAN CHEM CO COM	73	6,765
	EATON CORP PLC	38	3,074
	EDGEWELL PERSONAL CARE CO	14	831
	EDUCATION REALTY TRUST INC	54	1,889
	EDWARDS LIFESCIENCES CORP	67	7,552
	ELBIT SYS LTD	5	626
	ELF BEAUTY INC	53	1,185
	ELLIE MAE INC	11	953
	ENERGIZER SPINCO INC	35	1,679
	ENVESTNET INC	19	939
	ENVISION HEALTHCARE CORP	57	1,981

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	EPAM SYSTEMS INC	20	2,171
	EQUINIX INC	9	3,870
	ERA GROUP INC	57	616
	ESCO TECHNOLOGIES INC	35	2,092
	ESSENDANT INC	62	575
	ETSY INC	40	819
	EURONET WORLDWIDE INC.	18	1,524
	EVEREST RE GROUP LTD	18	3,907
	EVOQUA WATER TECHNOLOGIES CORP	53	1,250
	EXELIXIS INC	40	1,205
	EXPRESS SCRIPTS HOLDING CO	45	3,389
	FACEBOOK INC	176	31,104
	FASTENAL CO	46	2,516
	FCB FINANCIAL HOLDINGS, INC	26	1,338
	FIFTH THIRD BANCORP	97	2,952
	FIRST DATA CORP- CLASS A	181	3,019
	FIRST MIDWEST BANCORP INC DEL	99	2,378
	FIRST SOURCE CORP	29	1,420
	FLEXION THERAPEUTICS INC	43	1,088
	FLIR SYS INC COM	23	1,089
	FLOOR & DECOR HOLDINGS INC	28	1,363
	FORD MOTOR COMPANY	212	2,647
	FORRESTER RESEARCH INC COM	44	1,940
	FORWARD AIR CORP	30	1,736
	FREDS INC CL A	78	316
	FTI CONSULTING INC COM	67	2,870
	GALLAGHER ARTHUR J & CO	39	2,473
	GAMING AND LEISURE PROPE-W/I	33	1,232
	GARTNER INC	38	4,758
	GATX CORP	32	1,992
	GENERAL ELECTRIC CO	132	2,298
	GENERAL MILLS INC	50	2,988
	GENERAL MOTORS CO	231	9,451
	GENESEE & WYOMING INC-CL A	18	1,417
	GENPACT LTD	35	1,111
	GIBRALTAR INDS INC	36	1,184
	GILEAD SCIENCES INC	64	4,614
	GLOBAL PMTS INC W/I	27	2,706
	GOODYEAR TIRE & RUBR CO	120	3,870
	GRAND CANYON EDUCATION INC	10	913
	GREAT WESTERN BANCORP INC	87	3,482

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	GREIF INC-CL A	50	3,036
	GUIDEWIRE SOFTWARE INC	13	965
	HAEMONETICS CORP MASS	34	1,972
	HANCOCK HOLDING CO	69	3,412
	HANESBRANDS INC	189	3,942
	HARTFORD FINANCIAL SERVICES GROUP	33	1,846
	HCA HOLDINGS INC	47	4,129
	HEALTHSOUTH REHABILITATION CORPORAT	26	1,260
	HELEN OF TROY LIMITED	27	2,584
	HELMERICH & PAYNE INC	84	5,430
	HENRY JACK & ASSOC INC COM	16	1,930
	HIGHWOODS PPTYS INC COM	22	1,121
	HILL ROM HLDGS	20	1,703
	HILTON GRAND VACATIONS INC	71	2,986
	HOLLYFRONTIER CORP	59	3,017
	HOLOGIC INC COM	43	1,854
	HOME BANCSHARES INC/CONWAY AR	121	2,810
	HOME DEPOT INC	14	2,691
	HORIZON PHARMA PLC	175	2,549
	HUBBELL INCORPORATED	16	2,121
	HUDSON PACIFIC PROPERTIES INC	57	1,939
	HUNTINGTON INGALLS INDUSTRIES	7	1,650
	HURON CONSULTING GROUP INC	47	1,919
	ICF INTERNATIONAL INC	25	1,295
	ICU MED INC COM	12	2,678
	IDACORP INC	24	2,213
	IGNYTA INC	24	648
	ILLUMINA INC	58	12,674
	IMAX CORP COM	41	949
	INC RESEARCH HOLDINGS INC	26	1,134
	INCYTE CORPORATION, INC.	94	8,855
	INGREDION INC	12	1,650
	INSULET CORP	21	1,438
	INTEL CORP	75	3,446
	INTERFACE INC	22	563
	INTERNATIONAL BANCSHARES CRP	64	2,526
	INTERNATIONAL GAME TECHNOLOG	42	1,100
	IQVIA HOLDINGS INC	26	2,536
	ITT INC	24	1,281
	J & J SNACK FOODS CORP	12	1,852
	J2 GLOBAL INC	39	2,974

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	JAZZ PHARMACEUTICALS PLC	9	1,220
	JETBLUE AWYS CORP	66	1,481
	JOHN BEAN TECHNOLOGIES CORP	14	1,518
	* JPMORGAN CHASE & CO	88	9,412
	K2M GROUP HOLDINGS INC	30	544
	KAPSTONE PAPER AND PACKAGING C	49	1,106
	KELLOGG CO	41	2,760
	KEMPER CORP	71	4,917
	KEYSIGHT TECHNOLOGIES INC	64	2,681
	KINDER MORGAN INC/DELAWARE	160	2,886
	KNIGHT-SWIFT TRANSPORTATION	20	896
	KOHLS CORP	60	3,270
	LAM RESEARCH CORP COM	12	2,264
	LAMB WESTON HOLDINGS INC	23	1,306
	LANDSTAR SYS INC COM	7	729
	LAUREATE EDUCATION INC	50	679
	LEAR CORP	24	4,152
	LEGGETT & PLATT INC	28	1,356
	LENNOX INTERNATIONAL INC	5	1,125
	LINCOLN NATL CORP IND	28	2,114
	LITTELFUSE INC COM	22	4,267
	LOEWS CORP	54	2,727
	LOGMEIN INC	14	1,598
	LOXO ONCOLOGY INC	41	3,413
	LUXFER HOLDINGS PLC	104	1,641
	LYONDELLBASELL INDU-CL A	45	4,976
	MACQUARIE INFRASTRUCTURE CORPORATION	48	3,069
	MACY'S INC	70	1,756
	MAGNA INTL INC CL A	82	4,625
	MALLINCKRODT PLC	42	942
	MARATHON PETROLEUM CORP	44	2,930
	MASONITE INTERNATIONAL CORP	24	1,748
	MASTERCARD INC	19	2,830
	MATADOR RESOURCES CO	27	831
	MATCH GROUP INC	39	1,219
	MATTHEWS INTL CORP	36	1,912
	MB FINANCIAL BANK	54	2,408
	MCKESSON CORP	18	2,776
	MEDNAX INC	18	989
	MERCADOLIBRE INC	6	1,935
	MERCURY SYSTEMS INC	28	1,434

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	METHODE ELECTRON INC COMMON	34	1,371
	MICRON TECHNOLOGY INC	218	8,952
	MICROSEMI CORP COM	30	1,524
	MIDDLEBY CORP	25	3,454
	MISTRAS GROUP INC	74	1,733
	MKS INSTRS INC	28	2,671
	MOLSON COORS BREWING CO	42	3,439
	MONSTER BEVERAGE CORP	232	14,710
	* MORGAN STANLEY	59	3,117
	MUELLER INDS INC	77	2,737
	MULESOFT INC	54	1,268
	MYLAN N V	65	2,769
	MYOKARDIA INC	9	390
	NATIONAL BEVERAGE CORP	14	1,345
	NATIONAL INSTRS CORP COM	51	2,129
	NATUS MEDICAL INC	26	1,004
	NAVIGANT CONSULTING CO	50	974
	NCR CORPORATION COM	43	1,453
	NEENAH, INC	18	1,657
	NETFLIX INC	88	16,892
	NEUROCRINE BIOSCIENCES INC COM	26	2,002
	NEW JERSEY RES CORP	22	889
	NEXTERA ENERGY INC	19	2,983
	NICE LTD - SPON ADR	14	1,314
	NOMAD FOODS LTD	68	1,143
	NORDSON CORP	25	3,710
	NORFOLK SOUTHERN CORP	20	2,942
	NORTHWEST BANCSHARES INC/MD	133	2,219
	NORWEGIAN CRUISE LINE HOLDING	27	1,416
	NOVANTA INC	22	1,080
	OCCIDENTAL PETE CORP	53	3,911
	OCEANEERING INTL INC	63	1,338
	OLD DOMINION FREIGHT LINES INC	5	658
	ON SEMICONDUCTOR CORP	65	1,359
	ONEMAIN HOLDINGS INC	80	2,082
	ORION ENGINEERED CARBONS SA	103	2,648
	OSI SYS INC @CORP COM	29	1,893
	OWENS CORNING INC	15	1,379
	PACWEST BANCORP	33	1,663
	PALO ALTO NETWORKS INC	70	10,189
	PAPA JOHNS INTL INC COM	16	881

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	PARSLEY ENERGY INC-CLASS A	73	2,159
	PAYLOCITY HOLDING CORP	38	1,768
	PAYPAL HOLDINGS INC	62	4,560
	PENTAIR PLC	20	1,407
	PEPSICO INC	21	2,470
	PERFORMANCE FOOD GROUP CO	36	1,208
	PERKINELMER, INC	31	2,235
	PFIZER INC	172	6,227
	PG&E CORP COM	37	1,645
	PHILLIPS 66	29	2,923
	PHYSICIANS REALTY TRUST	76	1,360
	PLANET FITNESS INC	30	1,029
	POLYONE CORP	28	1,212
	POST HOLDINGS INC	28	2,212
	PPL CORPORATION	62	1,907
	PREMIER INC	38	1,098
	PRIMORIS SERVIES CORPORATION	42	1,153
	PROASSURANCE CORPORATION	33	1,903
	PROCTER & GAMBLE CO	30	2,720
	PROOFPOINT INC	17	1,552
	PRUDENTIAL FINL INC	29	3,369
	PULTE GRP INC	47	1,573
	PUMA BIOTECHNOLOGY INC	7	682
	QUALCOMM INC	39	2,503
	RADIAN GROUP INC	135	2,788
	RADIUS HEALTH INC	24	759
	RAMCO-GERSHENSON PPTYS TR COM	165	2,432
	RAYMOND JAMES FINL INC	18	1,591
	RAYTHEON COMPANY	10	1,972
	REGENERON PHARMACEUTICALS INC	25	9,437
	REGIONS FINL CORP NEW	203	3,511
	REINSURANCE GROUP AMER CLASS A NEW	33	5,143
	RELIANCE STL & ALUM CO COM	39	3,366
	RENAISSANCERE HOLDINGS COM	13	1,595
	RENASANT CORP	38	1,568
	REPLIGEN CORP	38	1,379
	REPUBLIC SERVICES INC CL A COMM	29	1,967
	RESOLUTE ENERGY CORP	45	1,428
	ROYAL CARRIBEAN CRUISE	8	966
	RPM INTERNATIONAL INC	40	2,081
	RSP PERMIAN INC	98	3,976

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	S&P GLOBAL INC	11	1,914
	SALESFORCE COM INC	282	28,816
	SANTANDER CONSUMER USA HOLDING	189	3,521
	SCANSOURCE INC COM	28	1,007
	SCHLUMBERGER LTD	69	4,636
	SCHWAB CHARLES CORP NEW	293	15,062
	SCORPIO TANKERS INC	371	1,131
	SEACOR HOLDINGS INC	30	1,391
	SEACOR MARINE HOLDINGS INC	48	557
	SEMPRA ENERGY COM	21	2,203
	SENSIENT TECHNOLOGIES CORP	42	3,104
	SERVICEMASTER GLOBAL HOLDINGS	24	1,256
	SERVICENOW INC	176	22,962
	SHIRE PLC ADR	11	1,660
	SIGNATURE BANK	10	1,441
	SITEONE LANDSCAPE SUPPLY INC	27	2,081
	SIX FLAGS ENTERTAINMENT CORP	27	1,780
	SLM CORP	144	1,623
	SMART & FINAL STORES INC	200	1,709
	SMITH A O CORP CL B	43	2,606
	SOLAR CAPITAL LTD	54	1,082
	SOUTH STATE CORP	15	1,318
	SPIRE INC	16	1,168
	SPIRIT AEROSYTSEMS HOLD-CL A	48	4,153
	SPIRIT AIRLINES INC	32	1,453
	SPLUNK INC	151	12,496
	STAG INDUSTRIAL INC	79	2,161
	STARBUCKS CORP COM	172	9,856
	STATE STREET CORP	20	1,942
	STEELCASE INC CL A	86	1,314
	STERIS PLC	60	5,257
	SUMMIT HOTEL PROPERTIES INC	97	1,470
	SUMMIT MATERIALS INC	59	1,863
	SURGERY PARTNERS INC	50	605
	SWITCH INC	54	980
	SYNCHRONY FINANCIAL	181	7,019
	TAKE-TWO INTERACTIVE SOFTWARE	32	3,499
	TARGET CORP	45	2,923
	TELEFLEX INC	9	2,361
	TERADYNE INC	79	3,272
	TESARO INC	14	1,231

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	THE PRICELINE GROUP INC.	10	16,792
	THE SCOTTS MIRACLE-GRO COMPANY CL A	14	1,519
	THERMON GROUP HOLDINGS INC	94	2,233
	TIVITY HEALTH INC	22	798
	TOTAL SYS SVCS INC	22	1,720
	TRANSUNION	123	6,733
	TRAVELERS COMPANIES, INC	22	2,957
	TRI POINTE HOMES INC	124	2,218
	TRIMAS CORP	137	3,661
	TUPPERWARE BRANDS CORPORATION	19	1,176
	TWENTY FIRST CENTURY FOX INC	55	1,906
	TWO HARBORS INVESTMENT CORP	91	1,477
	TYLER TECHNOLOGIES INC	12	2,071
	UGI CORP NEW COM	45	2,119
	ULTA BEAUTY, INC	4	872
	ULTIMATE SOFTWARE GROUP INC	23	5,015
	UNION BANKSHARES CORP	26	923
	UNITED CONTINENTAL HOLDINGS, INC.	84	5,702
	UNITED TECHNOLOGIES CORP	23	2,912
	UNITED THERAPEUTICS CORP DEL	11	1,628
	UNIVAR INC	71	2,200
	UNIVERSAL DISPLAY CORP	23	3,972
	US BANCORP	48	2,577
	VAIL RESORTS INC COM	8	1,783
	VALERO ENERGY CORP	57	5,266
	VANTIV INC	21	1,522
	VISA INC-CLASS A SHRS	307	35,045
	VOYA FINANCIAL INC	28	1,375
	VULCAN MATERIALS COMPANY	12	1,584
	WABCO HOLDINGS INC	6	890
	WAGEWORKS INC	39	2,393
	WALMART INC	38	3,802
	WALT DISNEY CO	16	1,763
	WATSCO INC CL A	6	1,071
	WAYFAIR INC	11	883
	WEBSTER FINL CORP WATERBURY CONN	47	2,645
	WELLCARE HEALTH PLANS, INC	4	877
	WEST PHARMACEUTICAL SVCS INC	20	1,933
	WESTAR ENERGY INC	14	732
	WESTERN ALLIANCE BANCORPORATION	52	2,950
	WESTERN DIGITAL CORP	29	2,330

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	WEX INC	44	6,193
	WGL HOLDINGS INC	14	1,241
	WHITE MTNS INS GROUP	3	2,256
	WIDEOPENWEST INC	60	634
	WINGSTOP INC	21	829
	WINTRUST FINL CORP	34	2,801
	WISDOMTREE INVESTMENTS INC	112	1,399
	WNS HOLDINGS LTD ADR	111	4,446
	WOODWARD INC.	24	1,783
	XEROX CORP	101	2,951
	XL GROUP LTD	55	1,923
	ZAYO GROUP HOLDINGS INC	39	1,435
	ZEBRA TECHNOLOGIES CORP CL A	10	1,083
	ZIMMER BIOMET HOLDINGS, INC	14	1,689
	ZIONS BANCORP	54	2,730
	ZOETIS INC	30	2,147
	Total Common Stocks		2,074,740

	US Government and Agency Obligations
	FHLMC POOL #Q42018 3.500% 7/01/46	604	622
	FNMA POOL #465787 3.880% 8/01/20	884	913
	FNMA POOL #467725 3.600% 4/01/18	273	273
	FNMA POOL #467757 4.330% 4/01/21	271	287
	FNMA POOL #468066 4.295% 6/01/21	1,216	1,288
	FNMA POOL #468542 4.500% 8/01/21	500	535
	FNMA POOL #958500 5.010% 4/01/19	953	982
	FNMA POOL #AM6602 2.630% 9/01/21	1,500	1,513
	FNMA POOL #AM7514 3.070% 2/01/25	2,900	2,961
	FNMA POOL #AM7619 2.940% 1/01/23	1,913	1,939
	FNMA POOL #AM8141 2.780% 3/01/27	293	292
	FNMA POOL #AM8572 2.750% 4/01/25	3,804	3,842
	FNMA POOL #AM8856 2.920% 6/01/30	4,800	4,785
	FNMA POOL #AM8993 2.720% 5/01/25	4,913	4,953
	FNMA POOL #AM9014 3.200% 6/01/30	5,000	5,073
	FNMA POOL #AM9169 3.080% 6/01/27	2,090	2,129
	FNMA POOL #AM9320 3.300% 7/01/30	2,579	2,642
	FNMA POOL #AM9333 3.080% 11/01/22	1,346	1,375
	FNMA POOL #AM9335 3.060% 8/01/22	930	949
	FNMA POOL #AM9336 3.080% 11/01/22	2,691	2,748
	FNMA POOL #AM9397 2.960% 6/01/23	2,511	2,554
	FNMA POOL #AM9432 3.120% 12/01/22	1,931	1,976

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	FNMA POOL #AM9466 3.150% 2/01/22	1,404	1,437
	FNMA POOL #AM9567 2.970% 7/01/24	1,456	1,488
	FNMA POOL #AM9573 3.220% 4/01/23	2,077	2,130
	FNMA POOL #AM9615 2.680% 9/01/22	3,420	3,441
	FNMA POOL #AM9633 3.380% 5/01/23	1,260	1,301
	FNMA POOL #AM9642 2.590% 1/01/22	1,542	1,545
	FNMA POOL #AM9658 2.820% 1/01/22	1,450	1,465
	FNMA POOL #AM9686 2.550% 4/01/22	1,929	1,930
	FNMA POOL #AN0193 3.000% 8/01/24	582	592
	FNMA POOL #AN4975 3.210% 3/01/29	1,500	1,537
	FNMA POOL #AN5935 3.130% 7/01/27	994	1,015
	FNMA POOL #AN6026 2.980% 6/01/27	770	777
	FNMA POOL #AN6850 3.220% 9/01/32	1,000	1,015
	GNMA POOL #784044 4.990% 11/20/37	2,474	2,681
	GNMA POOL #784045 4.500% 7/20/45	1,626	1,706
	RFCSP STRIP PRINCIPAL 1/15/30	500	352
	TENN VAL AUTH CPN STRIP 3/15/32	300	191
	TENN VALLEY AUTH 4.250% 9/15/65	194	229
	TVA PRIN STRIP 6/15/35	500	285
	U S TREASURY SEC STRIPPED	2,500	2,166
	U S TREASURY SEC STRIPPED 2/15/20	2,300	2,211
	U S TREASURY SEC STRIPPED 2/15/22	1,200	1,097
	U S TREASURY SEC STRIPPED 2/15/25	4,500	3,784
	U S TREASURY SEC STRIPPED 2/15/30	1,300	952
	U S TREASURY SEC STRIPPED 5/15/19	920	897
	U S TREASURY SEC STRIPPED 5/15/20	2,450	2,344
	U S TREASURY SEC STRIPPED 5/15/21	5,400	5,035
	U S TREASURY SEC STRIPPED 5/15/23	2,195	1,940
	U S TREASURY SEC STRIPPED 5/15/24	2,800	2,408
	U S TREASURY SEC STRIPPED 5/15/25	4,500	3,763
	U S TREASURY SEC STRIPPED 5/15/28	1,000	770
	U S TREASURY SEC STRIPPED 5/15/30	2,050	1,494
	U S TREASURY SEC STRIPPED 8/15/20	800	760
	U S TREASURY SEC STRIPPED 8/15/21	1,000	927
	U S TREASURY SEC STRIPPED 8/15/23	205	180
	U S TREASURY SEC STRIPPED 8/15/29	750	557
	U S TREASURY SEC STRIPPED 11/15/24	3,500	2,966
	U S TREASURY SEC STRIPPED 11/15/28	2,500	1,896
	U S TREASURY SEC STRIPPED 11/15/29	1,750	1,291
	US TREAS SEC STRIPPED	4,600	2,988
	US TREAS SEC STRIPPED 5/15/19	180	176

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	US TREAS SEC STRIPPED 5/15/33	900	600
	US TREAS SEC STRIPPED 11/15/19	4,000	3,863
	US TREAS SEC STRIPPED 11/15/30	1,550	1,112
	US TREAS SEC STRIPPED 11/15/32	1,000	675
	US TREAS SEC STRIPPED 11/15/33	900	591
	US TREASURY BOND 2.750% 11/15/42	240	242
	US TREASURY BOND 3.125% 2/15/43	2,000	2,149
	US TREASURY BOND 3.500% 2/15/39	1,400	1,599
	US TREASURY BOND 3.625% 8/15/43	2,300	2,684
	US TREASURY BOND 3.750% 11/15/43	400	477
	US TREASURY BOND 3.875% 8/15/40	1,000	1,205
	US TREASURY BOND 4.250% 11/15/40	300	381
	US TREASURY BOND 4.375% 5/15/40	400	516
	US TREASURY BOND 4.375% 5/15/41	680	880
	US TREASURY BOND 4.500% 8/15/39	1,680	2,195
	US TREASURY BOND 6.000% 2/15/26	368	467
	US TREASURY NOTE 2/15/20	2,450	2,354
	US TREASURY NOTE 0.875% 1/15/18	1,000	1,000
	US TREASURY NOTE 1.000% 11/30/19	1,500	1,475
	US TREASURY NOTE 1.500% 12/31/18	2,800	2,791
	US TREASURY NOTE 1.750% 5/15/23	200	195
	US TREASURY NOTE 1.750% 9/30/19	5,500	5,488
	US TREASURY NOTE 1.750% 11/30/21	400	394
	US TREASURY NOTE 1.750% 12/31/20	700	695
	US TREASURY NOTE 2.125% 1/31/21	2,100	2,107
	US TREASURY NOTE 2.625% 11/15/20	2,500	2,545
	US TREASURY NOTE 3.125% 5/15/19	3,700	3,763
	US TREASURY NOTE 3.375% 11/15/19	2,500	2,569
	US TREASURY NOTE 3.500% 5/15/20	3,500	3,628
	US TREASURY SEC STRIPPED	7,600	5,236
	VR FNMA POOL #AL7395 5.591% 9/01/55	2,978	3,230
	Total U.S. Government and Agency Obligations		167,456

	Common/Collective Trusts
	* COLUMBIA TRUST GOV MONEY MKT FUND	20,317	20,317
	* COLUMBIA TRUST STABLE GOVT FUND	213	6,040
	* FIAM GRP TR FOR/CORE PLUS COMMINGLE	4,244	86,789
	LOOMIS SAYLES CORE PLUS FULL DISC TR	4,250	86,746
	MSIM/INTERNATIONAL EQUITY II TRUST	7,344	247,854
	NEUBERGER BERMA/EMERGING MKTS EQUIT	4,221	57,786
	* VANGUARD EMPLOYEE BENEFIT INDEX #528	2,618	806,203

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	Total Common/Collective Trusts		1,311,735

	Mutual Funds
	AMERICAN FUNDS EUROPAC GRTH R6 #2616	5,036	282,714
	DFA EMERGING MARKETS VALUE FD #5095	1,626	50,767
	DFA INTL SMALL CAP VALUE PT #5066	3,092	71,013
	* VANGUARD EXT MKT INDX-INST+ #1860	813	170,024
	* VANGUARD TOT BD MKT IDX-INST #222	5,941	63,863
	* VANGUARD TOTAL INT ST IDX-IS #1869	669	81,683
	Total Mutual Funds		720,064

	Self-Directed Brokerage Accounts
	CASH EQUIVALENTS		15,787
	COMMON STOCK		10,341
	MUTUAL FUNDS		121,185
	Total Self-Directed Brokerage Accounts		147,313

	Other Investments
	Asset-Backed Securities
	ALLY AUTO RECEIVABLE 1.470% 4/15/20	225	224
	ALLY AUTO RECEIVABLE 2.930% 11/15/23	313	310
	AMERICAN CREDIT ACCE 1.500% 6/12/20	79	79
	AMERICAN CREDIT ACCE 1.700% 11/12/20	19	19
	AMERICAN CREDIT ACCE 1.840% 7/13/20	612	612
	AMERICAN CREDIT ACCE 2.860% 6/12/23	582	582
	AMERICAN CREDIT ACCE 2.880% 3/13/23	370	369
	AMERICAN CREDIT ACCE 2.910% 2/13/23	174	174
	AMERICAN CREDIT ACCE 6.090% 5/12/22	200	209
	AMERICAN HOMES 4 REN 3.467% 4/17/52	381	389
	AMERICAN HOMES 4 REN 3.678% 12/17/36	709	735
	AMERICAN HOMES 4 REN 3.786% 10/17/36	473	492
	AMERICAN HOMES 4 REN 4.407% 4/17/52	720	744
	AMERICAN HOMES 4 REN 5.639% 4/17/52	150	163
	AMERICAN HOMES 4 REN 6.070% 10/17/45	142	158
	AMERICREDIT AUTOMOBI 1.700% 7/08/20	292	292
	AMERICREDIT AUTOMOBI 1.810% 10/08/20	192	192
	AMERICREDIT AUTOMOBI 1.870% 8/18/21	184	183
	AMERICREDIT AUTOMOBI 2.690% 6/19/23	341	340
	AMERICREDIT AUTOMOBI 2.710% 8/18/22	154	154
	AMERICREDIT AUTOMOBI 2.970% 3/20/23	871	876

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	AMERICREDIT AUTOMOBI 3.080% 12/18/23	1,699	1,692
	AMERICREDIT AUTOMOBI 3.130% 1/18/23	347	347
	ARCADIA RECEIVABLES 3.250% 6/15/23	413	414
	ASCENTIUM EQUIPMENT 2.290% 6/10/21	244	243
	ASCENTIUM EQUIPMENT 2.850% 10/10/21	550	545
	AXIS EQUIPMENT FINAN 2.210% 11/20/21	255	254
	B2R MORTGAGE TRUST 3.336% 11/15/48	370	374
	BCC FUNDING CORP 2.200% 12/20/21	191	190
	CABELA'S MASTER CRED 2.250% 7/17/23	185	185
	CALIFORNIA REPUBLIC 1.890% 5/15/20	246	246
	CAMILLO 2016-SFR1 5.000% 12/05/23	374	374
	CAPITAL AUTO RECEIVA 1.620% 3/20/19	50	50
	CAPITAL AUTO RECEIVA 3.150% 2/20/25	427	424
	CARMAX AUTO OWNER TR 2.200% 6/15/22	500	492
	CARMAX AUTO OWNER TR 2.600% 2/15/23	211	209
	CARMAX AUTO OWNER TR 2.700% 10/16/23	171	170
	CARMAX AUTO OWNER TR 3.390% 10/16/23	300	299
	CARNOW AUTO RECEIVAB 2.260% 5/15/19	70	70
	CARNOW AUTO RECEIVAB 2.920% 9/15/22	507	507
	CFC LLC 1.440% 11/16/20	23	23
	CFC LLC 1.750% 6/15/21	67	67
	CHRYSLER CAPITAL AUT 1.640% 7/15/21	307	306
	CIG AUTO RECEIVABLES 2.710% 5/15/23	216	216
	CITI HELD FOR ASSET 4.480% 8/15/22	36	37
	CITI HELD FOR ASSET 4.650% 4/15/25	22	22
	COLONY AMERICAN FINA 2.544% 6/15/48	456	452
	COLONY AMERICAN FINA 2.554% 11/15/48	186	184
	COLONY AMERICAN FINA 2.896% 10/15/47	374	375
	COMM MORTGAGE TRUST 3.047% 10/10/46	400	404
	COMM MORTGAGE TRUST 3.759% 8/10/48	313	328
	CONTINENTAL CREDIT 4.560% 1/15/23	151	151
	CPS AUTO TRUST 1.500% 6/15/20	137	137
	CPS AUTO TRUST 1.650% 11/15/19	86	86
	CPS AUTO TRUST 1.870% 3/15/21	218	218
	CPS AUTO TRUST 2.070% 11/15/19	29	29
	CPS AUTO TRUST 2.860% 6/15/23	387	384
	CPS AUTO TRUST 2.920% 2/15/22	288	287
	CPS AUTO TRUST 3.010% 10/17/22	554	550
	CPS AUTO TRUST 3.340% 5/15/20	341	343
	CPS AUTO TRUST 3.790% 6/15/23	396	395
	CREDIT ACCEPTANCE AU 2.400% 2/15/23	416	416

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	CREDIT ACCEPTANCE AU 2.560% 10/15/25	386	385
	CREDIT ACCEPTANCE AU 3.350% 6/15/26	354	350
	CREDIT ACCEPTANCE AU 3.480% 2/17/26	318	319
	CREDIT ACCEPTANCE AU 3.480% 10/15/26	682	677
	DBWF 2015-LCM M/MTG 1.000% 6/10/34	322	321
	DELL EQUIPMENT FINAN 2.730% 10/24/22	336	334
	DELL EQUIPMENT FINAN 2.950% 4/22/22	277	278
	DRIVE AUTO RECEIVABL 2.200% 5/15/20	145	145
	DRIVE AUTO RECEIVABL 2.560% 6/15/20	58	58
	DRIVE AUTO RECEIVABL 2.610% 8/16/21	266	266
	DRIVE AUTO RECEIVABL 2.750% 9/15/23	347	347
	DRIVE AUTO RECEIVABL 2.800% 7/15/22	346	346
	DRIVE AUTO RECEIVABL 2.840% 4/15/22	611	614
	DRIVE AUTO RECEIVABL 2.980% 1/18/22	291	293
	DRIVE AUTO RECEIVABL 3.170% 5/15/20	22	22
	DRIVE AUTO RECEIVABL 3.910% 5/17/21	388	391
	DRIVE AUTO RECEIVABL 4.180% 3/15/24	220	226
	DT AUTO OWNER TRUST 2.020% 8/17/20	195	195
	DT AUTO OWNER TRUST 2.440% 2/15/21	610	611
	DT AUTO OWNER TRUST 2.650% 7/15/20	154	154
	DT AUTO OWNER TRUST 2.700% 11/15/22	280	279
	DT AUTO OWNER TRUST 2.790% 5/15/20	16	16
	DT AUTO OWNER TRUST 2.860% 7/17/23	342	342
	DT AUTO OWNER TRUST 3.030% 1/17/23	921	921
	DT AUTO OWNER TRUST 3.470% 7/17/23	630	628
	DT AUTO OWNER TRUST 3.550% 11/15/22	188	188
	DT AUTO OWNER TRUST 3.580% 5/15/23	345	345
	ENGS COMMERCIAL FINA 2.470% 2/22/22	206	205
	EXETER AUTOMOBILE RE 2.210% 7/15/20	64	64
	EXETER AUTOMOBILE RE 2.800% 7/15/20	16	16
	EXETER AUTOMOBILE RE 2.820% 5/16/22	772	770
	EXETER AUTOMOBILE RE 2.840% 8/16/21	123	123
	EXETER AUTOMOBILE RE 3.000% 12/15/21	265	266
	EXETER AUTOMOBILE RE 3.590% 8/16/21	627	630
	EXETER AUTOMOBILE RE 3.640% 2/15/22	170	171
	EXETER AUTOMOBILE RE 3.680% 7/17/23	548	548
	FANNIEMAE-ACES 2.980% 9/25/24	733	725
	FED HOME LN MTG CORP 2.770% 5/25/25	1,500	1,495
	FED HOME LN MTG CORP 3.500% 6/15/26	493	509
	FED HOME LN MTG CORP 4.500% 4/15/39	109	116
	FED HOME LN MTG CORP 6.000% 11/15/23	50	53

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	FED HOME LN MTG CORP 6.250% 10/15/23	243	260
	FED HOME LN MTG CORP 7.000% 12/15/36	193	222
	FED NATL MTG ASSN 3.000% 1/25/46	595	599
	FED NATL MTG ASSN 4.500% 12/25/40	829	925
	FED NATL MTG ASSN 6.000% 3/25/36	76	89
	FHLMC MULTIFAMILY ST 2.597% 9/25/20	299	300
	FHLMC MULTIFAMILY ST 2.811% 9/25/24	591	596
	FHLMC MULTIFAMILY ST 2.982% 11/25/25	700	711
	FHLMC-GNMA 8.000% 12/25/22	25	27
	FIRST INVESTORS AUTO 1.530% 11/16/20	68	68
	FIRST INVESTORS AUTO 1.670% 11/16/20	30	30
	FIRST INVESTORS AUTO 1.870% 11/15/21	431	429
	FIRST INVESTORS AUTO 2.210% 7/15/22	250	248
	FIRST INVESTORS AUTO 2.650% 11/15/22	300	300
	FIRST INVESTORS AUTO 3.000% 1/16/24	400	398
	FIRST INVESTORS AUTO 3.000% 8/15/23	600	595
	FIRST INVESTORS AUTO 3.440% 3/15/24	439	437
	FIRST INVESTORS AUTO 3.600% 4/17/23	278	277
	FLAGSHIP CREDIT AU 0.20417% 3/16/20	521	521
	FLAGSHIP CREDIT AU 0.27222% 2/16/21	608	607
	FLAGSHIP CREDIT AUTO 1.850% 7/15/21	364	363
	FLAGSHIP CREDIT AUTO 2.100% 11/15/20	500	500
	FLAGSHIP CREDIT AUTO 2.280% 5/15/20	27	27
	FLAGSHIP CREDIT AUTO 2.380% 10/15/20	237	237
	FLAGSHIP CREDIT AUTO 2.410% 10/15/21	440	438
	FLAGSHIP CREDIT AUTO 2.530% 12/15/20	158	158
	FLAGSHIP CREDIT AUTO 2.710% 11/15/22	170	169
	FLAGSHIP CREDIT AUTO 2.910% 9/15/23	384	383
	FLAGSHIP CREDIT AUTO 2.920% 11/15/23	227	226
	FLAGSHIP CREDIT AUTO 2.960% 7/15/23	420	420
	FLAGSHIP CREDIT AUTO 3.580% 1/15/24	130	129
	FLAGSHIP CREDIT AUTO 3.840% 9/15/22	60	61
	FLAGSHIP CREDIT AUTO 6.220% 6/15/22	350	370
	FLAGSHIP CREDIT AUTO 6.220% 9/15/22	200	211
	GLS AUTO RECEIVABLES 2.250% 12/15/20	52	52
	GLS AUTO RECEIVABLES 2.670% 4/15/21	1,057	1,057
	GLS AUTO RECEIVABLES 2.730% 10/15/20	73	73
	GLS AUTO RECEIVABLES 4.390% 1/15/21	120	122
	GLS AUTO RECEIVABLES 6.900% 10/15/21	200	211
	GM FINANCIAL AUTOMOB 2.260% 8/20/20	230	230
	GM FINANCIAL AUTOMOB 2.480% 8/20/20	294	294

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	GO FINANCIAL AUTO SE 4.800% 8/17/20	80	80
	GOODGREEN TRUST 3.260% 10/15/53	791	785
	GOODGREEN TRUST 3.740% 10/15/52	262	260
	GOVT NATL MTG ASSN 4.500% 10/16/39	1,375	1,494
	GOVT NATL MTG ASSN 5.000% 8/20/39	300	326
	HERO FUNDING TRUST 3.080% 9/20/42	925	913
	HERO FUNDING TRUST 3.950% 9/20/48	947	976
	HERO FUNDING TRUST 4.070% 9/20/48	183	187
	HERO FUNDING TRUST 4.460% 9/20/47	913	941
	HILTON GRAND VACATIO 2.660% 12/27/28	310	308
	* JP MORGAN CHASE COM 3.616% 11/15/43	56	57
	KABBAGE FUNDING LLC 4.571% 3/15/22	1,100	1,124
	KABBAGE FUNDING LLC 5.794% 3/15/22	360	371
	LENDINGCLUB ISSUANCE 3.000% 1/17/23	303	304
	LENDMARK FUNDING TRU 2.800% 5/20/26	347	346
	LENDMARK FUNDING TRU 2.830% 1/22/24	415	414
	LENDMARK FUNDING TRU 4.820% 8/21/23	171	173
	MARINER FINANCE ISSU 3.620% 2/20/29	615	618
	MARLETTE FUNDING TRU 2.360% 12/15/24	472	471
	MARLETTE FUNDING TRU 2.390% 7/15/24	635	635
	MARLETTE FUNDING TRU 2.827% 3/15/24	650	652
	MURRAY HILL MARKETPL 4.190% 11/25/22	38	38
	NATIONSTAR HECM LOA 2.0125% 8/25/26	57	57
	NATIONSTAR HECM LOA 2.2394% 6/25/26	33	33
	NEW RESIDENTIAL ADV 2.5751% 10/15/49	1,000	990
	NEW RESIDENTIAL ADV 2.7511% 6/15/49	114	113
	NEW RESIDENTIAL ADV 3.0199% 10/15/49	357	355
	NEXTGEAR FLOORPLAN 2.540% 4/18/22	462	461
	OCWEN MASTER ADVANC 2.5207% 8/17/48	452	452
	OCWEN MASTER ADVANC 3.5358% 9/15/48	999	999
	OCWEN MASTER ADVANC 4.2462% 8/17/48	263	261
	ONEMAIN DIRECT AUTO 2.040% 1/15/21	54	54
	ONEMAIN DIRECT AUTO 3.420% 10/15/24	301	300
	ONEMAIN FINANCIAL IS 2.470% 9/18/24	8	8
	ONEMAIN FINANCIAL IS 2.570% 7/18/25	223	223
	OPORTUN FUNDING II 4.700% 3/08/21	387	390
	OPORTUN FUNDING LLC 3.220% 10/10/23	387	385
	PROGRESS RESIDENTIAL 2.740% 6/12/32	143	143
	PROGRESS RESIDENTIAL 2.768% 8/17/34	200	198
	PROGRESS RESIDENTIAL 3.067% 11/12/32	1,047	1,052
	PROGRESS RESIDENTIAL 3.138% 6/12/32	820	819

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	PROGRESS RESIDENTIAL 3.196% 12/17/34	526	522
	PROGRESS RESIDENTIAL 3.595% 12/17/34	137	136
	PROGRESS RESIDENTIAL 4.261% 8/17/34	453	455
	PROGRESS RESIDENTIAL 4.673% 11/12/32	100	103
	PROSPER MARKETPLACE 2.410% 9/15/23	434	435
	PROSPER MARKETPLACE 3.740% 11/15/23	344	344
	RENEW 2017-1 1.67064% 9/28/52	362	358
	RENEW FINANCIAL 3.220% 9/22/53	323	323
	RICE PARK FINANCING 4.625% 10/31/41	603	603
	SANTANDER DRIVE AUTO 2.580% 5/16/22	374	373
	SANTANDER DRIVE AUTO 2.790% 8/15/22	1,053	1,056
	SANTANDER DRIVE AUTO 2.930% 12/15/22	295	295
	SANTANDER DRIVE AUTO 3.170% 4/17/23	596	599
	SIERRA AUTO RECEIVAB 2.850% 1/18/22	27	27
	SPS SERVICER ADVANCE 2.530% 11/16/48	800	793
	UNITED AUTO CREDIT 2.400% 11/12/19	1,065	1,062
	VENDEE MORTGAGE TRUS 5.000% 5/15/33	760	822
	VEROS AUTO RECEIVABL 2.840% 4/17/23	303	302
	VNO MORTGAGE TRUST 3.808% 12/13/29	500	515
	VR CAM MORTGAGE TR 3.220% 8/01/57	199	199
	VR FANNIEMAE-ACES 2.321% 11/25/22	491	491
	VR FANNIEMAE-ACES 2.486% 12/25/26	915	889
	VR FANNIEMAE-ACES 2.939% 1/25/26	2,752	2,773
	VR FANNIEMAE-ACES 3.061% 5/25/27	1,480	1,498
	VR FANNIEMAE-ACES 3.079% 6/25/27	822	836
	VR FANNIEMAE-ACES 3.092% 4/25/27	3,577	3,623
	VR FED HOME LN MTG 1.937% 2/15/43	295	292
	VR FED HOME LN MTG 2.007% 9/15/36	63	63
	VR FED NATL MTG AS 3.44886% 4/25/44	112	118
	VR FED NATL MTG ASSN 2.170% 9/25/41	214	216
	VR FHLMC MULTIFAMI 2.12772% 9/25/22	447	444
	VR FHLMC MULTIFAMILY 3.284% 6/25/25	1,000	1,037
	VR FHLMC MULTIFAMILY 3.364% 12/25/27	680	701
	VR FREMF MORTGAGE 3.55761% 6/25/45	800	798
	VR FREMF MORTGAGE 3.57547% 11/25/49	180	178
	VR FREMF MORTGAGE 3.68393% 1/25/48	1,200	1,216
	VR FREMF MORTGAGE 3.83526% 7/25/49	220	224
	VR FREMF MORTGAGE 4.07227% 11/25/47	250	246
	VR GMAT TRUST 6.9669% 11/25/43	64	64
	VR GOVT NATL MTG 4.741% 10/20/43	1,121	1,210
	VR GOVT NATL MTG 5.257% 5/20/40	1,151	1,256

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	VR GOVT NATL MTG 5.488% 1/20/38	918	1,015
	VR GOVT NATL MTG 5.584% 10/20/40	1,431	1,576
	VR GOVT NATL MTG AS 1.959% 5/20/66	841	842
	VR GOVT NATL MTG AS 2.002% 6/20/65	1,754	1,750
	VR GOVT NATL MTG AS 2.002% 7/20/65	916	914
	VR GOVT NATL MTG AS 2.012% 2/20/61	1,189	1,187
	VR GOVT NATL MTG AS 2.062% 6/20/67	743	743
	VR GOVT NATL MTG AS 2.082% 9/20/65	1,304	1,306
	VR GOVT NATL MTG AS 2.082% 10/20/65	900	902
	VR GOVT NATL MTG AS 2.122% 3/20/67	732	735
	VR GOVT NATL MTG AS 2.162% 11/20/65	1,669	1,677
	VR GOVT NATL MTG AS 2.222% 12/20/65	517	521
	VR GOVT NATL MTG AS 2.392% 8/20/66	553	559
	VR GOVT NATL MTG AS 2.562% 12/20/66	239	244
	VR PFP III 2.835% 7/14/34	199	199
	VR VERICREST OPPOR 3.500% 6/26/45	244	244
	VR VERICREST OPPORTU 3.125% 6/25/47	236	236
	VR VERICREST OPPORTU 3.250% 4/25/59	129	129
	VR VERICREST OPPORTU 3.375% 4/25/47	184	185
	VR VERICREST OPPORTU 3.375% 5/27/47	230	230
	VR VERICREST OPPORTU 3.500% 2/25/47	143	143
	VR VERICREST OPPORTU 3.500% 3/25/47	226	227
	VR VERICREST OPPORTU 4.375% 11/27/45	93	93
	* WELLS FARGO COMMERCI 2.819% 8/15/50	700	705
	WESTGATE RESORTS 3.050% 12/20/30	292	292
	WESTLAKE AUTOMOBILE 1.570% 6/17/19	56	56
	WESTLAKE AUTOMOBILE 1.780% 4/15/20	301	301
	WESTLAKE AUTOMOBILE 2.460% 1/18/22	431	429
	WESTLAKE AUTOMOBILE 2.590% 12/15/22	515	511
	WESTLAKE AUTOMOBILE 2.700% 10/17/22	270	270
	WESTLAKE AUTOMOBILE 3.460% 10/17/22	325	326
	WESTLAKE AUTOMOBILE 4.100% 6/15/21	70	71
	WORLD OMNI AUTOMOBIL 2.320% 8/15/22	184	184
	WORLD OMNI AUTOMOBIL 2.480% 8/15/22	412	411
	Total Asset-Backed Securities		113,377

	Foreign Sovereign Debt
	REPUBLIC OF COLOMBIA 4.500% 1/28/26		213
	UNITED MEXICAN STATE 4.000% 10/02/23		178
	UNITED MEXICAN STATE 4.125% 1/21/26		490
	UNITED MEXICAN STATE 4.350% 1/15/47		34

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	Total Foreign Sovereign Debt		915

	Municipal Bonds
	OHIO ST UNIV 4.048% 12/01/56	81	87

	Private Placement Bonds
	P/P ABN AMRO BANK NV 4.750% 7/28/25	250	265
	P/P AIR CANADA 2017- 3.300% 1/15/30	75	75
	P/P AIR CANADA 2017- 3.550% 1/15/30	106	106
	P/P AIRBUS SE 3.150% 4/10/27	164	165
	P/P AMAZON.COM INC 2.800% 8/22/24	50	50
	P/P AMAZON.COM INC 3.875% 8/22/37	110	117
	P/P ANZ NEW ZEALAND 2.850% 8/06/20	250	252
	P/P APT PIPELINES LT 4.250% 7/15/27	102	106
	P/P AT&T INC 4.300% 2/15/30	176	176
	P/P AT&T INC 5.150% 11/15/46	371	379
	P/P ATHENE GLOBAL FU 2.750% 4/20/20	127	127
	P/P ATHENE GLOBAL FU 4.000% 1/25/22	103	106
	P/P BAE SYSTEMS HOLD 3.800% 10/07/24	130	135
	P/P BANQUE FED CRED 2.000% 4/12/19	200	199
	P/P BAT CAPITAL CORP 4.390% 8/15/37	68	71
	P/P BK TOKYO-MITSUBI 2.150% 9/14/18	200	200
	P/P BMW US CAPITAL 2.250% 9/15/23	72	70
	P/P BOC AVIATION LTD 2.750% 9/18/22	200	196
	P/P BPCE SA 4.625% 7/11/24	200	210
	P/P BRAMBLES USA INC 5.350% 4/01/20	150	158
	P/P CADILLAC FAIRVIE 3.875% 3/20/27	201	206
	P/P CANADIAN IMPERIA 2.250% 7/21/20	200	199
	P/P CHEVRON PHILLIPS 3.400% 12/01/26	100	103
	P/P CK HUTCHISON INT 1.875% 10/03/21	200	193
	P/P CLEVELAND ELECTR 3.500% 4/01/28	95	95
	P/P COMMONWEALTH BAN 2.500% 9/18/22	140	138
	P/P COMMONWEALTH BAN 4.500% 12/09/25	200	209
	P/P COX COMMUNICATIO 4.800% 2/01/35	120	122
	P/P CREDIT AGRICOLE 3.250% 10/04/24	250	248
	P/P CREDIT SUISSE GR 3.574% 1/09/23	598	608
	P/P CRH AMERICA FINA 3.400% 5/09/27	200	200
	P/P CVS PASS-THROUGH 5.773% 1/10/33	81	91
	P/P CVS PASS-THROUGH 5.926% 1/10/34	84	96
	P/P DAIWA SECURITIES 3.129% 4/19/22	64	64

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	P/P DEUTSCHE TELEKOM 3.600% 1/19/27	170	171
	P/P DIAMOND 1 FIN/DI 6.020% 6/15/26	200	221
	P/P DR PEPPER SNAPPL 3.430% 6/15/27	35	35
	P/P ECOLAB INC 3.250% 12/01/27	43	43
	P/P ENEL FINANCE INT 3.625% 5/25/27	220	219
	P/P ERAC USA FINANCE 2.600% 12/01/21	100	99
	P/P ERAC USA FINANCE 3.850% 11/15/24	150	155
	P/P GAIF BOND ISSUER 3.400% 9/30/26	95	93
	P/P GLENCORE FUNDING 4.625% 4/29/24	70	74
	P/P GOODMAN US FIN 3.700% 3/15/28	86	85
	P/P GOODMAN US FIN 4.500% 10/15/37	70	72
	P/P GREAT-WEST LIFEC 4.150% 6/03/47	100	105
	P/P GUARDIAN LIFE IN 4.850% 1/24/77	21	23
	P/P HYUNDAI CAPITAL 2.000% 7/01/19	30	30
	P/P HYUNDAI CAPITAL 2.400% 10/30/18	134	134
	P/P INTESA SANPAOLO 3.875% 7/14/27	200	200
	P/P JACKSON NATL LIF 1.875% 10/15/18	167	167
	P/P JACKSON NATL LIF 3.050% 4/29/26	55	54
	P/P JERSEY CENTRAL 4.300% 1/15/26	50	52
	P/P LIBERTY MUTUAL 6.500% 3/15/35	130	168
	P/P LIBERTY MUTUAL 7.000% 3/15/34	50	66
	P/P MACQUARIE BANK 2.850% 7/29/20	300	302
	P/P MACQUARIE BANK 4.000% 7/29/25	300	313
	* P/P MET LIFE GLOB FU 3.000% 9/19/27	180	178
	P/P MEXICO CITY ARPT 5.500% 7/31/47	350	346
	P/P MITSUBISHI UFJ 2.650% 10/19/20	200	200
	P/P MITSUBISHI UFJ 2.652% 9/19/22	200	196
	P/P MIZUHO FINANCIAL 2.632% 4/12/21	200	200
	P/P MYLAN INC 3.125% 1/15/23	250	247
	P/P NATIONWIDE MUTUA 9.375% 8/15/39	100	170
	P/P NEW ENGLAND POWE 3.800% 12/05/47	50	51
	P/P NEW YORK LIFE GL 2.000% 4/13/21	35	35
	P/P NEW YORK LIFE GL 2.350% 7/14/26	111	106
	P/P NISSAN MOTOR ACC 1.900% 9/14/21	39	38
	P/P NISSAN MOTOR ACC 2.550% 3/08/21	100	100
	P/P NORDEA BANK AB 2.500% 9/17/20	350	350
	P/P NORFOLK SOUTHERN 3.942% 11/01/47	51	52
	P/P NY STATE ELECTRI 3.250% 12/01/26	87	88
	P/P PARKER-HANNIFIN 4.100% 3/01/47	42	45
	P/P PENNSYLVANIA ELE 3.250% 3/15/28	26	26
	P/P PENSKE TRUCK LEA 3.375% 2/01/22	350	357

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	P/P PRICOA GLOBAL FU 2.550% 11/24/20	150	151
	P/P PRINCIPAL LFE GL 2.625% 11/19/20	114	114
	P/P PROTECTIVE LIFE 2.700% 11/25/20	200	201
	P/P PRUDENTIAL INSUR 8.300% 7/01/25	300	393
	P/P RELIANCE STAND 2.500% 1/15/20	40	40
	P/P RELIANCE STAND 3.050% 1/20/21	75	76
	P/P SANTANDER UK GRO 4.750% 9/15/25	200	210
	P/P SCENTRE GROUP TR 3.500% 2/12/25	200	201
	P/P SCHLUMBERGER HLD 3.625% 12/21/22	209	215
	P/P SES SA 3.600% 4/04/23	50	50
	P/P SIEMENS FINANCIE 2.900% 5/27/22	250	253
	P/P SINOPEC GRP OVER 3.900% 5/17/22	200	207
	P/P SOUTHERN NATURAL 4.800% 3/15/47	35	38
	P/P SPRINT SPECTRUM 3.360% 3/20/23	278	280
	P/P STANDARD CHARTER 3.050% 1/15/21	250	252
	P/P SUMITOMO MITSUI 2.050% 10/18/19	200	199
	P/P TEACHERS INSUR 4.270% 5/15/47	70	74
	P/P TEACHERS INSUR 4.900% 9/15/44	40	46
	P/P UBS GROUP FUNDIN 3.491% 5/23/23	200	203
	VR P/P BANK OF AMERI 3.419% 12/20/28	659	659
	VR P/P DIA-ICHI LIFE 4.000% 12/29/49	200	196
	VR P/P MACQUARIE GRO 3.763% 11/28/28	100	99
	VR P/P PACIFIC LIFE 4.300% 10/24/67	64	64
	VR P/P WESTPAC BAN 0.933% 7/16/18	300	300
	Total Private Placement Bonds		15,922

	Total Other Investments		130,301

	Total Investments, at Fair Value		4,699,202

	Fully Benefit Responsive Investment Contracts
	US Government and Agency Obligations
	FFCB 1.23% 9/25/2020	39,665	39,686
	FGOLD 15YR 3.5% 10/01/2020	5	5
	FGOLD 15YR 3.5% 10/01/2025	9	9
	FGOLD 15YR 3.5% 9/01/2025	64	66
	FGOLD 15YR 4% 7/01/2025	884	920
	FGOLD 15YR 3% 1/01/2027	2,817	2,869
	FGOLD 15YR 3% 1/01/2032	1,096	1,116
	FGOLD 15YR 3% 11/01/2025	622	634

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	FGOLD 15YR 3% 11/01/2026	485	494
	FGOLD 15YR 3% 3/01/2027	2,420	2,466
	FGOLD 15YR 3.5% 1/01/2021	253	261
	FGOLD 15YR 3.5% 10/01/2025	1,786	1,846
	FGOLD 15YR 3.5% 11/01/2025	92	95
	FGOLD 15YR 3.5% 12/01/2025	1,023	1,057
	FGOLD 15YR 3.5% 4/01/2021	233	241
	FGOLD 15YR 3.5% 5/01/2026	46	48
	FGOLD 15YR 3.5% 6/01/2026	875	905
	FGOLD 15YR 3.5% 7/01/2026	1,400	1,446
	FGOLD 15YR 3.5% 8/01/2026	823	850
	FGOLD 15YR 4% 10/01/2025	27	28
	FGOLD 15YR 4% 3/01/2026	91	95
	FGOLD 15YR 4% 5/01/2026	320	334
	FGOLD 15YR 4% 6/01/2024	202	209
	FGOLD 15YR 4% 6/01/2025	33	35
	FGOLD 15YR 4% 6/01/2026	2,045	2,135
	FGOLD 15YR 5% 6/01/2018	2	2
	FGOLD 15YR 5.5% 10/01/2018	2	2
	FGOLD 15YR 5.5% 2/01/2019	22	23
	FGOLD 15YR GIANT 3% 1/01/2027	754	768
	FGOLD 15YR GIANT 3% 3/01/2031	1,685	1,717
	FGOLD 15YR GIANT 3% 3/01/2032	2,100	2,140
	FGOLD 15YR GIANT 3% 6/01/2027	706	720
	FGOLD 15YR GIANT 3% 9/01/2030	1,025	1,044
	FGOLD 15YR GIANT 3% 9/01/2031	960	979
	FGOLD 15YR GIANT 3.5% 1/01/2027	897	927
	FGOLD 15YR GIANT 3.5% 1/01/2030	280	290
	FGOLD 15YR GIANT 3.5% 10/01/2029	49	51
	FGOLD 15YR GIANT 3.5% 11/01/2025	258	267
	FGOLD 15YR GIANT 3.5% 11/01/2029	715	740
	FGOLD 15YR GIANT 3.5% 3/01/2030	285	295
	FGOLD 15YR GIANT 3.5% 4/01/2029	269	279
	FGOLD 15YR GIANT 3.5% 4/01/2030	618	640
	FGOLD 15YR GIANT 3.5% 6/01/2029	399	413
	FGOLD 15YR GIANT 3.5% 7/01/2021	8	8
	FGOLD 15YR GIANT 3.5% 7/01/2029	1,034	1,071
	FGOLD 15YR GIANT 3.5% 8/01/2026	67	69
	FGOLD 15YR GIANT 3.5% 8/01/2029	1,714	1,774
	FGOLD 15YR GIANT 3.5% 8/01/2032	3,390	3,511
	FGOLD 15YR GIANT 3.5% 9/01/2025	278	288

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	FGOLD 15YR GIANT 4% 10/01/2025	92	95
	FGOLD 15YR GIANT 4% 5/01/2026	405	421
	FGOLD 15YR GIANT 4% 6/01/2026	641	665
	FHLB 1.375% 11/15/2019	14,775	14,621
	FHLB 1.375% 9/28/2020	5,100	5,011
	FHLMC 5/1 HYBRID ARM 3.39% 12/01/2036	170	178
	FHLMC REFERENCE BOND 1.5% 1/17/2020	25,520	25,249
	FHLMC REFERENCE NOTES 1.375% 5/01/2020	33,275	32,815
	FHLMC_K007 4.224% 3/25/2020	1,301	1,347
	FHLMC_K714 3.034% 10/25/2020	855	869
	FHLMC_T-13 6.085% 9/25/2029	1	1
	FNMA 15YR 3.5% 1/01/2026	726	750
	FNMA 15YR 3.5% 10/01/2025	442	457
	FNMA 15YR 3.5% 11/01/2025	2,321	2,396
	FNMA 15YR 3.5% 12/01/2025	470	485
	FNMA 15YR 3.5% 12/01/2026	17	18
	FNMA 15YR 3.5% 2/01/2026	689	711
	FNMA 15YR 3.5% 3/01/2026	232	240
	FNMA 15YR 3.5% 8/01/2026	294	304
	FNMA 15YR 3.5% 9/01/2025	60	61
	FNMA 15YR 4% 1/01/2025	36	38
	FNMA 15YR 4% 4/01/2025	526	548
	FNMA 15YR 4% 5/01/2025	331	344
	FNMA 15YR 4% 9/01/2024	430	446
	FNMA 15YR 4% 9/01/2025	18	19
	FNMA 15YR 4.5% 1/01/2025	4	4
	FNMA 15YR 4.5% 3/01/2023	46	48
	FNMA 15YR 4.5% 7/01/2023	30	31
	FNMA 15YR 5% 1/01/2019	35	35
	FNMA 15YR 5% 10/01/2024	190	197
	FNMA 15YR 5% 11/01/2018	10	10
	FNMA 15YR 5% 12/01/2018	49	50
	FNMA 15YR 5% 3/01/2023	31	33
	FNMA 15YR 5% 4/01/2018	7	7
	FNMA 15YR 5.5% 2/01/2018	1	1
	FNMA 15YR 5.5% 7/01/2018	6	6
	FNMA 15YR 5.5% 8/01/2023	30	31
	FNMA 15YR 6% 4/01/2023	160	169
	FNMA 10/1 HYBRID ARM 2.94% 5/01/2035	64	66
	FNMA 10/1 HYBRID ARM 3.09% 12/01/2035	49	49
	FNMA 10/1 HYBRID ARM 3.198% 10/01/2034	24	25

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	FNMA 10/1 HYBRID ARM 3.559% 12/01/2033	8	8
	FNMA 15YR 2.5% 9/01/2031	899	898
	FNMA 15YR 3% 1/01/2032	1,852	1,888
	FNMA 15YR 3% 10/01/2030	8,245	8,416
	FNMA 15YR 3% 11/01/2030	1,999	2,041
	FNMA 15YR 3% 11/01/2031	2,639	2,689
	FNMA 15YR 3% 2/01/2030	1,668	1,703
	FNMA 15YR 3% 2/01/2031	7,414	7,555
	FNMA 15YR 3% 2/01/2032	1,745	1,778
	FNMA 15YR 3% 3/01/2031	1,196	1,219
	FNMA 15YR 3% 3/01/2032	895	912
	FNMA 15YR 3% 4/01/2031	1,124	1,145
	FNMA 15YR 3% 4/01/2032	1,090	1,111
	FNMA 15YR 3% 5/01/2031	3,098	3,157
	FNMA 15YR 3% 7/01/2027	345	352
	FNMA 15YR 3% 7/01/2030	513	524
	FNMA 15YR 3% 7/01/2032	2,560	2,610
	FNMA 15YR 3% 8/01/2031	1,297	1,322
	FNMA 15YR 3% 9/01/2029	1,800	1,837
	FNMA 15YR 3% 9/01/2031	2,314	2,358
	FNMA 15YR 3% 9/01/2032	2,262	2,306
	FNMA 15YR 3.5% 1/01/2026	446	461
	FNMA 15YR 3.5% 1/01/2027	1,461	1,508
	FNMA 15YR 3.5% 1/01/2030	2,463	2,544
	FNMA 15YR 3.5% 10/01/2026	2,223	2,295
	FNMA 15YR 3.5% 10/01/2028	517	534
	FNMA 15YR 3.5% 10/01/2029	152	157
	FNMA 15YR 3.5% 11/01/2027	41	42
	FNMA 15YR 3.5% 11/01/2028	621	642
	FNMA 15YR 3.5% 11/01/2029	533	550
	FNMA 15YR 3.5% 12/01/2025	529	546
	FNMA 15YR 3.5% 12/01/2026	586	605
	FNMA 15YR 3.5% 12/01/2028	260	268
	FNMA 15YR 3.5% 12/01/2029	2,257	2,331
	FNMA 15YR 3.5% 2/01/2026	358	370
	FNMA 15YR 3.5% 2/01/2027	102	106
	FNMA 15YR 3.5% 2/01/2028	10	11
	FNMA 15YR 3.5% 2/01/2029	1,482	1,531
	FNMA 15YR 3.5% 2/01/2031	1,917	1,980
	FNMA 15YR 3.5% 2/01/2032	4,400	4,550
	FNMA 15YR 3.5% 3/01/2032	4,150	4,291

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	FNMA 15YR 3.5% 4/01/2026	603	622
	FNMA 15YR 3.5% 4/01/2030	854	883
	FNMA 15YR 3.5% 5/01/2027	337	348
	FNMA 15YR 3.5% 5/01/2029	386	399
	FNMA 15YR 3.5% 6/01/2027	2,213	2,285
	FNMA 15YR 3.5% 6/01/2029	522	539
	FNMA 15YR 3.5% 6/01/2030	940	973
	FNMA 15YR 3.5% 7/01/2029	3,159	3,264
	FNMA 15YR 3.5% 8/01/2026	287	296
	FNMA 15YR 3.5% 8/01/2027	381	394
	FNMA 15YR 3.5% 8/01/2029	1,902	1,965
	FNMA 15YR 3.5% 9/01/2026	2,248	2,322
	FNMA 15YR 3.5% 9/01/2028	1,619	1,672
	FNMA 15YR 3.5% 9/01/2029	2,575	2,661
	FNMA 15YR 4% 1/01/2029	1,312	1,356
	FNMA 15YR 4% 11/01/2026	327	342
	FNMA 15YR 4% 5/01/2027	16	17
	FNMA 15YR 4.5% 10/01/2019	10	10
	FNMA 15YR 4.5% 5/01/2024	209	220
	FNMA 15YR 4.5% 6/01/2026	121	125
	FNMA 15YR 5% 3/01/2023	8	8
	FNMA 15YR 5.5% 4/01/2021	58	60
	FNMA 6M LIBOR ARM 2.915% 11/01/2032	33	34
	FNMA 6M LIBOR ARM 3.005% 12/01/2032	130	137
	FNMA 6M LIBOR ARM 3.018% 4/01/2035	91	94
	FNMA 6M LIBOR ARM 3.34% 3/01/2034	166	162
	FNMA 6M LIBOR ARM 3.443% 9/01/2035	339	357
	FNMA 7/1 HYBRID ARM 3.291% 1/01/2036	21	22
	FNMA 7/1 HYBRID ARM 3.403% 1/01/2034	74	76
	FNMA 7/1 HYBRID ARM 3.876% 3/01/2036	54	55
	FNMA_03-W11 4.5808% 6/25/2033	2	2
	FNMA_04-60 5.5% 4/25/2034	43	44
	FNMA_11-16 3.5% 3/25/2026	25	25
	FNMA_11-55 3% 7/25/2025	627	632
	FNMA_12-31 1.75% 10/25/2022	1,420	1,410
	GNMA_12-142 1.105% 5/16/2037	918	899
	GNMA_12-55 1.75% 8/16/2033	86	86
	GNMA_12-86 1.55817% 4/16/2040	75	75
	GNMA_13-12 1.41% 10/16/2042	584	570
	GNMA_13-126 1.54% 4/16/2038	556	545
	GNMA_13-146 2% 8/16/2040	662	657

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	GNMA_13-17 1.55835% 10/16/2043	766	744
	GNMA_13-179 1.8% 7/16/2037	547	541
	GNMA_13-194 2.25% 5/16/2038	447	445
	GNMA_13-2 1.6% 12/16/2042	487	481
	GNMA_13-30 1.5% 5/16/2042	1,299	1,264
	GNMA_13-32 1.9% 1/16/2042	1,357	1,337
	GNMA_13-33 1.061% 7/16/2038	1,245	1,209
	GNMA_13-35 1.618% 2/16/2040	1,918	1,858
	GNMA_13-52 1.15% 6/16/2038	1,147	1,112
	GNMA_13-57 1.35% 6/16/2037	1,777	1,739
	GNMA_13-73 1.35% 1/16/2039	1,402	1,368
	GNMA_13-78 1.62443% 7/16/2039	567	560
	GNMA_14-103 1.742% 6/16/2053	1,718	1,719
	GNMA_14-109 2.325% 1/16/2046	1,301	1,294
	GNMA_14-135 2.4% 8/16/2045	1,247	1,240
	GNMA_14-47 2.25% 8/16/2040	138	138
	GNMA_14-64 2.2% 11/16/2046	1,121	1,115
	GNMA_14-86 2.65% 11/16/2040	1,004	1,003
	GNMA_15-109 2.5279% 2/16/2040	925	919
	GNMA_15-2 2.1% 12/16/2044	1,465	1,444
	GNMA_15-21 2.6% 11/16/2042	988	989
	GNMA_15-5 2.5% 11/16/2039	2,049	2,029
	GNMA_15-78 2.9179% 6/16/2040	870	869
	GNMA_16-39 2.3% 1/16/2043	1,913	1,885
	TREASURY NOTE 0.875% 9/15/2019	35,900	35,301
	TREASURY NOTE 1.25% 10/31/2018	16,750	16,681
	TREASURY NOTE 2.625% 11/15/2020	29,850	30,389
	US TII .125 04/15/2020 (T 0.125% 4/15/2020	15,000	15,770
	Total US Government and Agency Obligations		387,956

	Common/Collective Trusts
	* COLUMBIA TRUST DECL DURATION GOVT BOND FUND	6,192	64,584
	* COLUMBIA TRUST GOV MONEY MKT FUND	4,665	4,665
	Total Common/Collective Trusts		69,249

	Pooled Separate Accounts
	* MET LIFE SEPARATE ACCOUNT CONTRACT	650	67,977

	Wrapper Contracts
	LINCOLN NATIONAL LIFE		18
	MONUMENT LIFE II - #MDA00633TR, MATURES 12/31/50, 4.11%		1

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2017

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)
	PACIFIC LIFE - # 26755, MATURES 12/31/50, 4.00%		19
	PRUDENTIAL GA63690		8
	RBC I - #10903, MATURES 12/31/50, 4.02%		23
	Total Wrapper Contracts		69

	Total Fully Benefit Responsive Investment Contracts, at Fair Value		525,251

	Adjustment from Fair Value to Contract Value
	* JP MORGAN CHASE I - #AISP01, MATURES 12/31/50, 4.24%		1,043
	LINCOLN NATIONAL LIFE		451
	* MET LIFE - #28972, MATURES 12/31/50, 3.98%		409
	* MET LIFE (SA)- #32745		414
	MONUMENT LIFE II - #MDA00633TR, MATURES 12/31/50, 4.11%		(10)
	MONUMENT LIFE V - #MDS00375TR, MATURES 12/31/50, 4.08%		1,070
	PACIFIC LIFE - # 26755, MATURES 12/31/50, 4.00%		480
	PRUDENTIAL GA63690		263
	RBC I - #10903, MATURES 12/31/50, 4.02%		49
	Total Adjustments		4,169

	Total Fully Benefit Responsive Investment Contracts, at Contract Value		529,420

	TOTAL INVESTMENTS		5,228,622

	Loans to Participants
	* Various Loans - 3.25% through 9.50% due through November 2047		79,947
	Loans to Participants Total		79,947

*	Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
For the Year Ended December 31, 2017
(a) Identity of Issuer, Borrower, Lessor, or Similar Party	(b) Number of Shares/Units or Face Amount (in thousands)	(c) Proceeds of dispositions (in thousands)

CORPORATE DEBT INSTRUMENTS
AERCAP IRELAND CAP/G 3.650% 7/21/27	150	150
AMER AIRLINE 17-2 A 3.600% 10/15/29	150	152
ARROW ELECTRONICS IN 7.500% 1/15/27	108	140
CELGENE CORP 4.625% 5/15/44	91	90
CONCHO RESOURCES INC 3.750% 10/01/27	47	48
CONCHO RESOURCES INC 4.875% 10/01/47	25	27
CSX CORP 3.250% 6/01/27	65	66
DDR CORP 3.900% 8/15/24	133	133
ENERGY TRANSFER PART 4.200% 4/15/27	45	45
ENERGY TRANSFER PART 5.300% 4/15/47	63	62
GENERAL MOTORS FINL 3.450% 1/14/22	225	228
HOSPITALITY PROP TRU 4.950% 2/15/27	62	65
LEAR CORP 3.800% 9/15/27	26	26
MIDAMERICAN ENERGY 3.950% 8/01/47	46	47
MPLX LP 4.125% 3/01/27	30	30
MUELLER INDUSTRIES, 6.000% 3/01/27	123	121
SANTANDER UK GROUP 2.875% 8/05/21	200	197
SHERWIN-WILLIAMS CO 3.450% 6/01/27	34	34
VENTAS REALTY LP 3.125% 6/15/23	200	199
VIACOM INC 3.450% 10/04/26	50	49

PRIVATE PLACEMENT BONDS
P/P CENOVUS ENERGY 5.250% 6/15/37	47	47
P/P CHARTER COMM OPT 5.375% 5/01/47	100	102
P/P DEUTSCHE BANK AG 4.250% 10/14/21	534	550
P/P EVERETT SPINCO 4.250% 4/15/24	47	47
P/P LOCKHEED MARTIN 4.090% 9/15/52	113	113
P/P PARKER-HANNIFIN 4.100% 3/01/47	42	42
P/P SMITHFIELD FOODS 4.250% 2/01/27	27	28
P/P VERIZON COMMUNIC 2.946% 3/15/22	358	358
P/P VERIZON COMMUNIC 4.812% 3/15/39	783	783
P/P XEROX CORPORATIO 4.070% 3/17/22	38	38

SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Benefits Administration Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN

Date: June 20, 2018	By	/s/ Rita Pang
Rita Pang
Employee Benefits Administration Committee

EXHIBIT INDEX

Exhibit Number	Description	How Filed
23	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP	Electronically filed herewith

E-1